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                                                                    Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                               PREMIER PARKS INC.,

                             KENTUCKY KINGDOM, INC.,

                         HART-LUNSFORD ENTERPRISES, LLC,

                                       AND

                                 EDWARD J. HART

                               SEPTEMBER 26, 1997
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I
REORGANIZATION.............................................................    1
       SECTION 1.1    Reorganization.......................................    1

ARTICLE IA
SALE AND PURCHASE; CLOSING
       SECTION 1A.1   Purchase and Sale of the Interests...................    3
       SECTION 1A.2   Purchase Price.......................................    3
       SECTION 1A.3   Earnout..............................................    5
       SECTION 1A.4   Closing..............................................    7

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF KKI AND HART.............................    7
       SECTION 2.1    Authority Relative to this Agreement.................    7
       SECTION 2.2    No Conflicts; Consents...............................    8
       SECTION 2.3    Corporate Existence and Power........................    8
       SECTION 2.4    Charter Documents and Corporate Records..............    8
       SECTION 2.5    Financial Information................................    8
       SECTION 2.6    Liabilities..........................................    9
       SECTION 2.7    Inventory............................................    9
       SECTION 2.8    Absence of Certain Changes...........................    9
       SECTION 2.9    The Assets...........................................   10
       SECTION 2.10   Contracts............................................   11
       SECTION 2.11   Intangible Property..................................   12
       SECTION 2.12   Claims and Proceedings...............................   12
       SECTION 2.13   Tax Matters..........................................   13
       SECTION 2.14   Employee Benefits Plans..............................   14
       SECTION 2.15   Employee-Related Matters.............................   15
       SECTION 2.16   Insurance............................................   16
       SECTION 2.17   Compliance with Laws.................................   16
       SECTION 2.18   Permits..............................................   17
       SECTION 2.19   Environmental Matters................................   17
       SECTION 2.20   Finders; Fees........................................   17
       SECTION 2.21   Ability to Conduct Business..........................   18
       SECTION 2.22   Leases...............................................   18
       SECTION 2.23   Transaction Shares...................................   18
       SECTION 2.24   The LLC..............................................   19

SECTION IIA
REPRESENTATIONS AND WARRANTIES OF HL.......................................   19
       SECTION 2A.1   Authority Relative to this Agreement.................   19
       SECTION 2A.2   No Conflicts; Consents...............................   20
       SECTION 2A.3   Corporate Existence and Power........................   20


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       SECTION 2A.4   Taxes................................................   20
       SECTION 2A.5   HL Shares............................................   20
       SECTION 2A.6   HL LLC...............................................   21

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER....................................   21
       SECTION 3.1    Authority Relative to this Agreement.................   21
       SECTION 3.2    No Conflicts; Consents...............................   22
       SECTION 3.3    Corporate Existence and Power........................   22
       SECTION 3.4    Finders; Fees........................................   22
       SECTION 3.5    Buyer Reports........................................   22
       SECTION 3.6    Transaction Shares...................................   22

ARTICLE IV
COVENANTS AND AGREEMENTS...................................................   23
       SECTION 4.1    Conduct of Business of KKI...........................   23
       SECTION 4.2    Corporate Examinations and Investigations............   23
       SECTION 4.3    Additional Financial Statements......................   24
       SECTION 4.4    Filings and Authorizations...........................   24
       SECTION 4.5    Efforts to Consummate................................   24
       SECTION 4.6    Negotiations With Others.............................   25
       SECTION 4.7    Notices of Certain Events............................   25
       SECTION 4.8    Public Announcements.................................   25
       SECTION 4.9    Covenant Not-to-Compete..............................   26
       SECTION 4.10   Expenses. ...........................................   27
       SECTION 4.11   Tax Matters. ........................................   27
       SECTION 4.12   Employee Matters.....................................   28
       SECTION 4.13   Certain Renewals.....................................   29
       SECTION 4.14   Collection of Accounts Receivable....................   29
       SECTION 4.15   Transfer Taxes; Allocations..........................   29
       SECTION 4.16   Discharge of Potential Liabilities...................   29
       SECTION 4.17   Access...............................................   30
       SECTION 4.18   Election.............................................   30
       SECTION 4.19   HL Lease.............................................   30
       SECTION 4.20   Purchased Shares.....................................   30
       SECTION 4.21   Operating Expense....................................   31
       SECTION 4.22   Buyer Filings........................................   31
       SECTION 4.23   Buyer Loan...........................................   31
       SECTION 4.24   Operation of Park....................................   31
       SECTION 4.25   Special Meeting......................................   32

ARTICLE V
CONDITIONS TO CLOSING......................................................   32
       SECTION 5.1    Conditions to the Obligations of the Parties.........   32
       SECTION 5.2    Conditions to the Obligations of KKI.................   33
       SECTION 5.3    Conditions to the Obligations of Buyer...............   34


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ARTICLE VI
INDEMNIFICATION............................................................   37
       SECTION 6.1    Survival of Representations and Warranties...........   37
       SECTION 6.2    Obligation of KKI and Hart to Indemnify..............   38
       SECTION 6.3    Obligation of Buyer to Indemnify.....................   38
       SECTION 6.4    Notice and Opportunity to Defend Third Party Claims..   38
       SECTION 6.5    Limits on Indemnification............................   39
       SECTION 6.6    Adjustment...........................................   40
       SECTION 6.7    Exclusive Remedy.....................................   40

ARTICLE VII
SPECIFIC PERFORMANCE; TERMINATION..........................................   40
       SECTION 7.1    Specific Performance.................................   40
       SECTION 7.2    Termination..........................................   40
       SECTION 7.3    Effect of Termination; Right to Proceed..............   42

ARTICLE VIII
MISCELLANEOUS..............................................................   42
       SECTION 8.1    Notices..............................................   42
       SECTION 8.2    Entire Agreement.....................................   43
       SECTION 8.3    Waivers and Amendments; Non-Contractual Remedies;
                      Preservation of Remedies.............................   43
       SECTION 8.4    Governing Law........................................   43
       SECTION 8.5    Binding Effect; No Assignment........................   44
       SECTION 8.6    Exhibits.............................................   44
       SECTION 8.7    Severability.........................................   44
       SECTION 8.8    Counterparts.........................................   44
       SECTION 8.9    Third Parties........................................   44
       SECTION 8.10   Further Assurances...................................   44
       SECTION 8.11   Title and Risk of Loss...............................   45

ARTICLE IX
DEFINITIONS................................................................   45
       SECTION 9.1    Definitions..........................................   45
       SECTION 9.2    Interpretation.......................................   55


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                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT, dated as of September 26, 1997, by and among PREMIER PARKS INC., a Delaware corporation ("Buyer"), KENTUCKY KINGDOM, INC., a Kentucky corporation ("KKI"), HART-LUNSFORD ENTERPRISES, LLC, a Kentucky limited liability company ("HL") (for the limited purposes set forth herein) and EDWARD
J. HART ("Hart").

      WHEREAS, KKI owns and operates Kentucky Kingdom (the "Park"), such ownership and operation being referred to herein as the "Business";

      WHEREAS, HL is the lessor under the HL Leases;

      WHEREAS, prior to the Closing, KKI and HL desire to effect the Reorganization; and

      WHEREAS, KKI desires to sell, convey and assign, and Buyer desires to purchase, all of the Interests subject to the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                 REORGANIZATION

      SECTION 1.1 Reorganization. (a) Prior to the Closing, KKI will transfer to a newly-formed Delaware limited liability company (the "LLC"), all of KKI's right, title and interest in and to the Assets, free and clear of all Liens other than Permitted Liens and, in consideration thereof, the LLC will assume all of the Liabilities of KKI in respect of the Assumed Liabilities, the Assumed Capital Leases and the Retired Debt (the "Transferred Liabilities") and will issue to KKI all of the membership interests in the LLC (the "Interests"), free and clear of all Liens. KKI will properly elect on Form 8832 for the LLC to be treated as a corporation.

            (b) Prior to the Closing, HL will transfer to a newly-formed Delaware limited liability company ("HL LLC") all of HL's right, title and interest in and to the HL Leases and the assets leased under the HL Leases (the "HL Assets") and, in consideration thereof, HL LLC will assume the Liabilities of HL specified in Schedule 1.1(b) (the "HL Liabilities") and HL LLC will issue to HL all of the membership interests in HL LLC (the "HL Interests"), free and clear of all Liens. HL will properly elect on Form 8832 for HL LLC to be treated as a corporation.

            (c) Prior to the Closing, KKI will acquire all of the HL Interests in consideration of the issuance to HL of a promissory note of KKI in favor of
HL in the principal amount of $2,000,000 (the "KKI Note").
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           (d) Prior to the Closing, KKI will cause HL LLC to be merged into the
LLC (the "Merger"), pursuant to which the HL Interests will be cancelled, the LLC will be the surviving entity of the Merger and the Interests will constitute the membership interests of the LLC as the surviving entity.

           (e) The transactions referred to in this Section 1.1 are hereinafter referred to as the "Reorganization," and all instruments and documents (other than those annexed as Exhibits to this Agreement) executed in connection therewith shall be in form and substance acceptable to Buyer.

           (f) Pursuant to the Reorganization, the LLC shall not assume or be bound by or otherwise be responsible for any duties, responsibilities, obligations or Liabilities of KKI, HL or any other person of any kind or nature, known, unknown, contingent or otherwise, other than Transferred Liabilities and the HL Liabilities expressly assumed by it pursuant to the Reorganization. Without limiting the generality of the foregoing, except as otherwise provided in this Agreement, the LLC shall not assume, undertake or accept any duties, responsibilities, obligations or Liabilities (whether existing now or at the Closing or that may arise in the future) with respect to:

                  (i) any Liabilities of KKI, HL or any of their Affiliates relating to the ownership or operation of the Assets or the Business on or prior to the Closing Date;

                  (ii) any Liabilities of KKI, HL or their Affiliates relating to the ownership or operation of the Excluded Assets and the operations of KKI, HL and their respective Affiliates other than the Business;

                  (iii) except with respect to Assumed Operating Expenses, any accounts payable relating to the Business incurred on or prior to the Closing Date;

                  (iv) any Environmental Liabilities;

                  (v) Liabilities and obligations under Contracts that are not Transferred Contracts;

                  (vi) Liabilities and obligations (A) arising or to be performed at or prior to the Closing under the Transferred Contracts, (B) relating to any rental or other payment under the Leases which is based on or related to the revenues or other results of operations of the Business for any period prior to the Closing Date or any other deferred rent or other payment thereunder which relates to any period prior to the Closing Date, including, without limitation, any and all amounts payable as Rent (as defined therein) in excess of $882,354 under the State Fair Lease with respect to the Lease Years (as defined therein) 1997, 1998 and 1999 ("Percentage Rent"), whether payable prior to, on or after the Closing Date, or (C) arising out of a breach or default by KKI (or the LLC as successor thereto) at or prior to the Closing (including any event occurring prior to the Closing that


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with the passage of time or giving of notice, or both, would become a breach or default) under any Transferred Contract;

                  (vii) Liabilities and obligations (in excess of the amount of the accrual therefor reflected on Exhibit 1A.2A) with respect to any Claims, whether existing on the date hereof or arising hereafter, arising out of ownership of the Assets or the operation of the Business on or prior to the Closing;

                  (viii) except as otherwise provided in this Agreement, Liabilities and obligations to persons employed by KKI at any time prior to the Closing (or any of such employee's beneficiaries, heirs or assignees) arising out of such employee's employment by KKI, including the 1997 Bonuses;

                  (ix) Excluded Tax Liabilities;

                  (x) any Liabilities in respect of any Debt (other than the Assumed Capital Leases, the Retired Debt and the HL Liabilities); and

                  (xi) any Liabilities of KK.

All such duties, responsibilities, obligations or Liabilities described in this
Section 1.1(f) being referred to herein as "Retained Liabilities."

                                   ARTICLE 1A
                           SALE AND PURCHASE; CLOSING

      SECTION 1A.1 Purchase and Sale of the Interests. Subject to the terms and conditions set forth herein, at the Closing, KKI shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from KKI, the Interests owned by KKI, free and clear of all Liens.

      SECTION 1A.2 Purchase Price.

            (a) The purchase price for the Interests shall be the sum of (i) Sixty-Four Million Dollars ($64,000,000) (the "Closing Payment") plus (ii) the amount, if any, of the Earnout Payments (collectively, the "Purchase Price").

            (b) The Closing Payment is payable as follows:

                  (i) at the Closing, Buyer shall assume the principal amount of, accrued interest on and all other amounts payable under the Debt represented by the Assumed Capital Leases;


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                  (ii) at the Closing, Buyer shall repay in full the amount (the
"Debt Payment") of outstanding principal, accrued interest thereon, and all other amounts necessary to secure at the Closing full satisfaction and discharge of all Debt, other than Debt assumed by Buyer in respect of the Assumed Capital Leases (the "Retired Debt"), and all HL Liabilities;

                  (iii) at the Closing, Buyer shall either pay, discharge or assume the Liabilities of KKI listed on Exhibit 1A.2A hereof at the amounts specified therein (the "Liability Payment");

                  (iv) at the Closing, Buyer shall deliver $2,000,000 (payable in Buyer Stock (the "HL Shares") and valued at the Average Closing Price) to HL in satisfaction in full of the KKI Note; and

                  (v) at the Closing, Buyer will deliver to KKI an amount (the "Net Proceeds") (by delivery of Buyer Stock and, if applicable, immediately available funds as provided in Section 1A.2(c)) equal to the Closing Payment minus the sum of (A) the amounts paid and assumed by Buyer pursuant to clauses
(i), (ii), (iii) and (iv) above, and (B) the amount of the Prepaid Deposits.

      (c) No later than ten days prior to the Closing Date referred to in
Section 1A.4 below, KKI will execute and deliver to Buyer a certificate setting forth (i) the percentage share (the "Percentage Share") in the Net Proceeds of each shareholder of KKI and (ii) the name of each shareholder of KKI who is not an "accredited investor" (a "Nonaccredited Shareholder") as such term is defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). Except as otherwise provided below, at the Closing, Buyer will deliver to KKI shares of Buyer Stock in payment of the Net Proceeds (the "Proceeds Shares"), registered in the name of each of the shareholders of KKI. The Proceeds Shares will be valued at the Average Closing Price, and the number of Proceeds Shares issuable to each such shareholder shall be that number of shares of Buyer Stock (rounded to the nearest number of whole shares) determined by multiplying the Net Proceeds by such shareholder's Percentage Share and dividing such product by the Average Closing Price. The parties acknowledge and agree that the Proceeds Shares and the HL Shares (collectively, the "Transaction Shares") are being issued pursuant to the exemption from the registration requirements of the Securities Act provided in Section 4(2) thereof and constitute restricted securities within the meaning of the Securities Act. The persons receiving Transaction Shares hereunder (the "Transaction Shareholders") may not transfer the Transaction Shares absent compliance with the provisions of the Securities Act and applicable state securities laws and all stock certificates evidencing the Transaction Shares will bear a legend to such effect. Notwithstanding the foregoing, if (i) the number of Nonaccredited Shareholders shall exceed 35 or (ii) Buyer's counsel shall otherwise determine that the issuance of Proceeds Shares to all shareholders of KKI as contemplated herein shall not be exempt from registration under the Securities Act, at the Closing Buyer will deliver to KKI immediately available funds, in lieu of Proceeds Shares, in respect of the Percentage Share of the Net Proceeds of that number of Nonaccredited Shareholders as


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shall be necessary in order to permit Buyer's counsel to deliver at Closing the opinion provided for in Exhibit 5.2B with respect to compliance with the Securities Act of the Contemplated Transactions. In that event, the Nonaccredited Shareholders who will receive cash in lieu of Proceeds Shares shall be selected on the basis that the Nonaccredited Shareholders with the smallest Percentage Share will be selected first. At the Closing, Buyer and each Transaction Shareholder shall enter into a registration rights agreement with respect to the Transaction Shares substantially in the form of Exhibit 1A.2D (the "Registration Rights Agreement"). The Registration Rights Agreement will provide that Buyer will file a Registration Statement on Form S-3 relating to the Transaction Shares no later than the tenth business day following the Closing Date, will pay all costs in respect thereto (other than fees and expenses of counsel to any Transaction Shareholder or any discounts, fees or commissions upon resale of the Transaction Shares) and will use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable following the filing thereof.

      SECTION 1A.3 Earnout. (a) In addition to the Closing Payment, Buyer agrees to pay to KKI in respect of the Interests sold by it hereunder, the following amounts (the "Earnout Payments"):

                  (i) Subject to the provisions of Section 1A.3(d), with respect to the year ending December 31, 1998:

                        (A) If Gross Revenues of the Park for the year ending December 31, 1998 equal or exceed $24,000,000, $4,500,000 payable solely in shares of Buyer Stock (valued at the Average Closing Price) payable on April 15, 1999.

                        (B) If Gross Revenues of the Park for the year ending December 31, 1998 are less than $24,000,000 but exceed $15,000,000, an amount (payable solely in shares of Buyer Stock (valued at the Average Closing Price)) equal to the product obtained by multiplying $4,500,000 by a fraction, the numerator of which shall be the amount by which such Gross Revenues for such year exceeded $15,000,000 and the denominator of which shall be $9,000,000, payable on April 15, 1999. The shares of Buyer Stock issuable pursuant to this
Section 1A.3(a)(i) are hereinafter referred to as the "Initial Earnout Shares."

                  (ii) With respect to the year ending December 31, 1998:

                        (A) If Gross Revenues of the Park for the year ending December 31, 1998 equal or exceed $30,000,000, $3,000,000 payable solely in shares of Buyer Stock (valued at the Average Closing Price) payable on April 15, 1999.

                        (B) If Gross Revenues of the Park for the year ending December 31, 1998 are less than $30,000,000 but exceed $25,000,000, an amount (payable solely in shares of Buyer Stock (valued at the Average Closing Price)) equal to the product obtained by multiplying $3,000,000 by a fraction, the numerator of which shall be the amount by


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which such Gross Revenues for such year exceeded $25,000,000 and the denominator of which shall be $5,000,000, payable on April 15, 1999.

                  (iii) With respect to the year ending December 31, 1999:

                        (A) If Gross Revenues of the Park for the year ending December 31, 1999 equal or exceed $35,000,000, $3,000,000 payable solely in shares of Buyer Stock (valued at the Average Closing Price) payable on April 15, 2000.

                        (B) If Gross Revenues of the Park for the year ending December 31, 1999 are less than $35,000,000 but exceed $30,000,000, an amount (payable solely in shares of Buyer Stock (valued at the Average Closing Price)) equal to the product obtained by multiplying $3,000,000 by a fraction, the numerator of which shall be the amount by which such Gross Revenues for such year exceeded $30,000,000 and the denominator of which shall be $5,000,000, payable on April 15, 2000.

                  (iv) If Gross Revenues of the Park for the year ending December 31, 2000 equal or exceed $40,000,000, $2,000,000 payable solely in shares of Buyer Stock (valued at the Average Closing Price) payable on April 15, 2001.

            (b) No fractional shares of Buyer Stock shall be issued under the Earnout Payments and the number of shares issued to KKI will be rounded to the nearest whole number of shares of Buyer Stock.

            (c) KKI acknowledges and agrees that any shares of Buyer Stock issuable in satisfaction of the Earnout Payments (the "Earnout Shares") will be issued pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(2) thereof and constitute restricted securities within the meaning of the Securities Act. KKI may not transfer such shares of Common Stock absent compliance with the provisions of the Securities Act and applicable state securities laws and all stock certificates evidencing said shares will bear a legend to such effect. Promptly following the delivery of any Earnout Shares hereunder, Buyer will file a Registration Statement relating to such shares, will pay all costs in respect thereto (other than fees and expenses of counsel to KKI or any discounts, fees or commissions upon resale of such shares) and will use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable following the filing thereof.

            (d) On or prior to the Closing Date, Buyer, KKI and an escrow agent selected by Buyer and KKI ("Escrow Agent") will execute and deliver an escrow agreement ("Escrow Agreement") substantially in the form of Exhibit 1A.3D hereto pursuant to which Buyer will deliver to Escrow Agent out of the Earnout Payment provided in Section 1A.3(a)(i) the number of Initial Earnout Shares with an aggregate value of One Million Five Hundred Thousand Dollars ($1,500,000) (valued at the Average Closing Price for the Initial Earnout Shares), rounded to the nearest number of whole shares of Buyer Stock (the "Escrow Shares"), which will provide a non-exclusive source for the payment of any Losses

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for which Buyer may be entitled to indemnification as and to the extent provided in Article VI.

      SECTION 1A.4 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Interests contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Ogden, Newell & Welch, 1700 Citizens Plaza, 500 West Jefferson Street, Louisville, Kentucky 40202-2874, no later than the fifth business day following the satisfaction or waiver of the conditions specified in Article V (other than conditions requiring the delivery of the Closing Payment, the Interests, the HL Shares, the Employment Agreement or certificates, instruments and documents referenced in Sections 5.2(g) and 5.3(n), excluding the Lease Documents and the Bills of Sale relating to the Reorganization) (the "Closing Date").

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                 OF KKI AND HART

      KKI and Hart represent and warrant to Buyer that:

      SECTION 2.1 Authority Relative to this Agreement. KKI and Hart have full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which each is or, at the Closing, will be a party and to consummate the transactions contemplated hereby and thereby, including, without limitation, the Reorganization and the sale of the Interests to Buyer (collectively, the "Contemplated Transactions"). The execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which KKI or Hart is or, at the Closing, will be a party have been duly and validly authorized by KKI and Hart, and, except as contemplated by Section 4.25, no other proceedings on the part of KKI or Hart (or any other person) are necessary to authorize the execution and delivery by KKI or Hart of this Agreement or the consummation of the Contemplated Transactions to which KKI or Hart is or, at the Closing, will be a party. This Agreement has been and, at the Closing, the other Transaction Documents to which KKI or Hart is a party will have been, duly and validly executed and delivered by KKI and Hart, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute or will at the Closing constitute, as the case may be, the legal, valid and binding agreements of KKI and Hart enforceable against KKI or Hart in accordance with their respective terms except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

      SECTION 2.2 No Conflicts; Consents. The execution, delivery and performance by KKI and Hart of this Agreement and each other Transaction Document to which each is or will be a party or the consummation of the Contemplated Transactions does not and will not (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of KKI; (ii) require KKI, Hart, the LLC or any other Affiliate of KKI to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for compliance with the HSR Act and except as set forth on Schedule 2.2 ("KKI Required Consents"); (iii) if KKI Required Consents are obtained prior to Closing, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Contract of a type required to be listed on Schedule 2.10 to which KKI or Hart is a party or by which it or any of their respective assets may be bound or subject, or result in the creation of any Lien upon the Assets pursuant to the terms of any such Contract; (iv) if KKI Required Consents are obtained prior to Closing, violate any Law or Order of any Governmental Body against, or binding upon, KKI, Hart or upon the Assets or the Business; or (v) if KKI Required Consents are obtained prior to Closing, violate or result in the revocation or suspension of any Permit.

      SECTION 2.3 Corporate Existence and Power. KKI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite powers and all material Permits required to carry on the Business as now conducted. Except for KK Construction, Inc., a wholly-owned subsidiary of KKI ("KK"), and except as contemplated by the Reorganization, KKI does not have any Subsidiary or own any equity interest or equity investment in any other person. Except as provided in
Schedule 2.3, KK does not own any assets, have any Liabilities or conduct any business.

      SECTION 2.4 Charter Documents and Corporate Records. (a) KKI has heretofore delivered to Buyer true and complete copies of the Certificate of Incorporation and By-laws of KKI and KK as in effect on the date hereof. On or prior to the Closing, KKI shall amend its Certificate of Incorporation to change its name to a name that does not utilize any of the Intellectual Property Rights.

            (b) All financial, business and accounting books, ledgers, accounts and official and other records relating to KKI and the Business have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

      SECTION 2.5 Financial Information. (a) KKI has previously furnished to Buyer true and complete copies of (i) KKI's audited financial statements (the "Audited Statements") at and for the years ended October 2, 1994 and October 29, 1995 and KKI's unaudited financial statements at and for the year ended October 27, 1996 (collectively with the Audited Statements, the "Annual Statements"),
(ii) KKI's unaudited financial statements at and for each calendar month of 1997 and 1996 through July 27, 1997 (the "Interim Statements"), and (iii) all management letters, audit letters, attorney audit response letters issued in connection with the Audited Statements and all other correspondence between KKI or its Representatives and Carpenter & Mountjoy, PSC since October 1, 1994. The

Audited Statements were audited by Carpenter & Mountjoy, PSC, without qualification in the report thereof. Each delivered financial statement has been prepared in accordance with GAAP consistently applied as set forth in the notes thereto and presents fairly the financial position of KKI as of its date, and its earnings, changes in stockholders' equity and cash flow for the periods then ended. Each delivered balance sheet fully sets forth all assets and Liabilities of KKI existing as of its date which, under GAAP, should be set forth therein, and each delivered statement of earnings sets forth the items of income and expense of KKI which should appear therein under GAAP.

            (b) Schedule 2.5 accurately sets forth the attendance (by month) at the Park during 1995, 1996 and each calendar month of 1997 ending prior to the date hereof.

      SECTION 2.6 Liabilities. Except as and to the extent reflected in the balance sheet of KKI (the "Latest Balance Sheet") at October 27, 1996 (the "Latest Balance Sheet Date") referred to in Section 2.5, KKI did not have, as of the Latest Balance Sheet Date, any Liabilities or obligations (other than obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of business); and except as described in Schedule 2.6 hereto or in note L to the Latest Balance Sheet, KKI has not incurred any such Liabilities since the Latest Balance Sheet Date except
(i) current Liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the Business and consistent with past practice and (ii) Liabilities reflected on any balance sheet included in the Interim Statements delivered to Buyer prior to the date hereof. The balance sheet of KKI as of July 27, 1997 included in the Interim Statements gives effect to all transactions described in note L to the Latest Balance Sheet.

      SECTION 2.7 Inventory. Schedule 2.7 sets forth a true and complete list of Inventory by category as of September 30, 1997 (including an aging schedule showing all items over 60 days old). All Inventory consists of items which are good and merchantable and of a quantity and quality usable or saleable in the ordinary course of the Business consistent with past practices.

      SECTION 2.8 Absence of Certain Changes. (a) Since the Latest Balance Sheet Date, except as disclosed in Schedule 2.8 or as contemplated by this Agreement in respect of the Reorganization, KKI has conducted the Business in the ordinary course consistent with past practices and there has not been:

                  (i) Any material adverse change in the Assets or any material adverse change in the condition (financial or otherwise), results of operations or prospects of KKI or the Business (collectively, the "Condition of the Business") or any event, occurrence or circumstance that could reasonably be expected to cause such a material adverse change;

                  (ii) Any transaction or Contract with respect to the purchase, acquisition, lease, disposition or transfer of all or any part of any Assets or to any capital expenditure relating to the Business (in each case, other than as disclosed in any Interim

Statement delivered to Buyer prior to the date of this Agreement or transactions or Contracts entered into in the ordinary course of the Business in accordance with past practice);

                  (iii) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Assets, the Business or KKI, to the extent material to the Business;

                  (iv) Any change in any method of accounting or accounting practice by KKI;

                  (v) Except as set forth in Schedule 2.14 or 2.15, any increase in the compensation payable or to become payable to any officer, shareholder, director, consultant, agent or employee of KKI, or any alteration in the benefits payable to any thereof;

                  (vi) Any payment, satisfaction or discharge of any material Claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of the Business of Claims or Liabilities incurred in the ordinary course of Business, consistent with past practice, or any waiver or amendment by KKI of any warranty, Claim, cause of action, guaranty or similar right of KKI pertaining to any of the Assets;

                  (vii) Any material adverse change in the relationships of KKI with its customers, suppliers and vendors; or

                  (viii) Except for any changes made in the ordinary course of Business, any material change in any of KKI's business policies, including pricing, purchasing, personnel, returns or budget policies.

            (b) Except as set forth in Schedule 2.8, no Liability of KKI is past due.

      SECTION 2.9 The Assets. (a) Schedule 2.9 sets forth a complete list and description of the Real Property. KKI has good, valid and insurable title, or valid and insurable leasehold interest, in and to the Land and good, marketable and insurable title to the Improvements, in each case, free and clear of all Liens of any nature whatsoever, other than (i) Liens securing or relating to the Retired Debt, the Assumed Capital Leases or the Assumed Liabilities, (ii) Liens for Taxes for current taxable periods that are not yet due and payable, and
(iii) in the case of the Land, easements, covenants, restrictions and other similar encumbrances of record listed on Schedule 2.9, which do not relate to any Retained Liabilities and do not materially interfere with the use of the Land as presently used or impair the conduct of the Business as presently conducted (collectively, "Permitted Liens"). Schedule 2.9 sets forth with respect to such Real Property a list of all title insurance policies, appraisal reports, surveys and engineering and environmental reports held or controlled by KKI, copies of which have been provided to Buyer. All Improvements located on the Real Property are in good operating condition (subject to normal wear and tear) with no structural or other defects known to KKI that could interfere in any material respect with the operation of the Business, are located within applicable boundary lines and are suitable for the purposes for which they are currently used. The Business is not in violation in any material respect of any building, zoning, anti-pollution, health, occupational safety or other Law, Order or Permit in respect of the Real Property. Except as disclosed on Schedule 2.9, no person, other than KKI, has any right to occupy or possess any of the Real Property. The Leases constitute the only Contracts pursuant to which KKI leases any of the Real Property. No portion of the Real Property lies within a wetlands area or a flood plain, and the Real Property has access to publicly dedicated roads.

            (b) KKI has good and marketable title to (or valid leasehold interest in) all Equipment used in the Business, free and clear of all Liens except Permitted Liens. The Equipment constituting a part of the Assets (whether owned or leased) has been well-maintained in accordance with industry standards, is in good condition and repair (subject to normal wear and tear) and is, in the aggregate, adequate in quantity and quality for the operation of the Business as presently conducted. The Assets that are amusement rides or other equipment which are covered by the standards promulgated by the American Society of Testing Materials have been operated and maintained in accordance with such standards. Schedule 2.9(b) contains a list and description of all Equipment with a book value (before depreciation) of $10,000 or more and indicates the Equipment listed thereon that is leased. At or prior to the Closing, KKI shall have acquired good and marketable title to all Assets (other than the Assets leased pursuant to the HL Lease) used in the Business that, on the date hereof, are leased to KKI from, or otherwise owned by, any shareholder or Affiliate of KKI (including, without limitation, KK).

            (c) KKI has good and marketable title to the Assets (other than the Real Property and Equipment) free and clear of any Liens other than Permitted Liens.

      SECTION 2.10 Contracts. (a) Schedule 2.10 sets forth an accurate and complete list of all Contracts to which KKI is a party or by which it or its assets are bound or subject, relating to the Business, except for those Contracts with persons who are not Affiliates of either KKI or Hart relating solely to the purchase or sale of property (other than the Real Property) or services by KKI in the ordinary course of the Business which (i) require KKI to make or receive payments not in excess of $25,000 and (ii) have a remaining term of less than twelve months on the date of this Agreement or are terminable by KKI without penalty during such period. Schedule 2.10 also includes a brief description of the Leases and all other Contracts relating to the Real Property, the Retired Debt, the HL Liabilities and the Assumed Capital Leases. True and correct copies of all written Contracts listed on such Schedule and summaries of the material provisions of all oral Contracts so listed have been delivered to Buyer.

            (b) All Contracts listed on Schedule 2.10 are valid, subsisting, in full force and effect and binding upon KKI, as the case may be, and, to the knowledge of KKI, the other parties thereto in accordance with their terms. KKI is not in default (or alleged default) under any such Contract in any material respect, nor, to the knowledge of KKI, is any other party thereto in default thereunder in any material respect, and, to KKI's knowledge, there is no condition that with notice or the lapse of time or both would constitute a material default (or give rise to a termination right) under any such Contract. To the knowledge of KKI, none of the other parties to any Transferred Contract intends to terminate or materially alter the provisions thereof by reason of the Contemplated Transactions or otherwise. Since the Latest Balance Sheet Date, KKI has not waived any material right under any Transferred Contract or any Contract relating to Retired Debt or the Assumed Capital Leases, materially amended or extended beyond December 31, 1997 any such Contract or terminated or failed to renew (or received notice of termination or failure to renew with respect to) any such Contract. At or prior to the Closing, KKI will, and will cause KK to, terminate all Contracts between each other or between KK and any other person relating to the Business or the Assets and pay all amounts owing thereunder.

      SECTION 2.11 Intangible Property. Schedule 2.11 sets forth all Intellectual Property Rights, including a copy of all registrations and applications with respect thereto filed with or issued by any Governmental Body. The Contemplated Transactions will not have an adverse effect on the right, title and interest of Buyer as of the Closing Date in and to the Intellectual Property Rights. Except as set forth on Schedule 2.11, (i) KKI has not received any written notice of invalidity, infringement or misappropriation from any third party with respect to any Intellectual Property Rights; (ii) to the knowledge of KKI, it has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property or other rights of any third parties; and (iii) to the knowledge of KKI, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of KKI.

      SECTION 2.12 Claims and Proceedings. Except as set forth on Schedule 2.12(a), there are no outstanding Orders of any Governmental Body against or involving KKI, its assets or the Business. Except as set forth on Schedule 2.12(b) or as reflected in the most recent loss runs provided to Buyer under
Section 2.16, there are no actions, suits, claims or counterclaims or legal, administrative, governmental, arbitral or other proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or to the knowledge of KKI threatened on the date hereof, against or involving KKI, the Assets or the Business. Schedule 2.12(b) also indicates those Claims the defense thereof or Liabilities in respect thereof are covered by insurance. Except as set forth on
Schedule 2.12(c), at the Closing there will be no such Claims pending or, to the knowledge of KKI, threatened, other than Claims that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Condition of the Business. Except as set forth on Schedule 2.12(d), to the knowledge of KKI, on the date hereof, there is no fact, event or circumstances that would give rise to any uninsured Claim. As of the Closing, there will exist no such fact, event or circumstance known to KKI that would give rise to any Claim that, if pending or to the knowledge of KKI threatened on the Closing Date, could reasonably be expected to have a material adverse effect on the Condition of the Business.

      SECTION 2.13 Tax Matters. Except as disclosed on Schedule 2.13, all Tax Returns required to be filed by KKI (or its predecessors) on or before the Closing Date have been or shall be timely filed and all such Tax Returns are true, correct and complete. All Taxes (including estimated Taxes) which are due have been or shall be paid. All Taxes of KKI which are not yet due will be paid as and when due out of cash funds set aside on or before the Closing Date for that purpose. As of the time of filing, the Tax Returns correctly reflected (and, as to any Tax Returns not filed as of the date thereof will correctly reflect) the facts regarding the income, Business, assets, operations, activities and status of KKI. At the Closing, there will be no Tax Liens upon any assets of KKI except for Liens for current Taxes not yet due and payable. All amounts required to be withheld by KKI from employees for income Taxes, social security, FUTA and other payroll Taxes have been collected and withheld, and either paid to the respective Governmental Bodies or Tax Authorities or set aside as cash funds in segregated accounts for such purpose. All Taxes which are due and payable by KKI under the Leases for the period prior to and including the Closing Date have been or shall be paid prior to Closing. Except for sales Taxes which result from the consummation of the Contemplated Transactions, KKI has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to have been collected and all withholding Taxes required to have been withheld on or prior to the Closing Date and have been furnished properly completed exemption certificates for all exempt transactions and payments. KKI has maintained and has in its possession all records, supporting documents and exemption certificates required by applicable sales use, employment, payroll and other withholding Tax Laws and regulations to be retained in connection with the collection and remittance of any such Taxes for all periods up to and including the Closing Date. KKI (or any of its predecessors) is not a party to nor has received any notice with respect to any proposed or pending examination, investigation, audit, action or Claim by any Tax Authority relating to Taxes (including any power of attorney or request for extension of any period within which a Tax may be assessed), nor is party to any dispute or, to KKI's knowledge, threatened dispute with respect thereto and no Claim for assessment or collection of Taxes has been made upon KKI. Schedule
2.13 includes a description of all such past examinations, investigations, audits, actions or Claims within the past six years. KKI is not a "foreign person" within the meaning of Section 1445 of the Code, and KKI will furnish Buyer with an affidavit that establishes, under the relevant facts and circumstances, that Buyer is not required to withhold any amount under Section 1445 of the Code in connection with the Contemplated Transactions. KKI is not and has never been a member of or included in any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes at any time. KKI has no Liability for Taxes of any other person under Treasury Regulation
Section 1.1502-6 (or any similar provision of state or foreign law), or as a transferee of such person, or under any other provision of Law or Tax sharing, Tax indemnity or similar Contract. KKI is not liable for any payment with respect to which, if any Tax withholding were required, KKI would be required to compensate the payee for the amount withheld. KKI does not own any property that is tax-exempt use property within the meaning of Section 168(h) of the Code or that is described in Section 168(f)(8) of the Internal Revenue Code as in effect prior to its amendment by the Tax Reform Act of 1986. No claim has been made by any Governmental Body or Tax Authority that KKI is subject to state or local Tax in a state other than Kentucky or a locality other than Louisville. Schedule 2.13 contains a list of the filing dates of all Tax Returns that are required to be filed by KKI and a schedule of the Assets owned by KKI and the Tax recovery period of such Assets. Schedule 2.13(b) contains an allocation of the value of the Interests among the different categories of Assets, including tangible retain property, transferred to the LLC. Schedule 2.13(b) contains an allocation of the value of the HL Interests among the different categories of HL Assets, including tangible retail property. Following the Merger, the income Tax basis of the Assets owned by the LLC will be equal to the values of such Assets set forth on
Schedule 2.13(b). As used in this Section 2.13, the term "KKI" includes KK.

      SECTION 2.14 Employee Benefits Plans. (a) Except as set forth on Schedule 2.14, neither KKI nor any Affiliate thereof, nor the Business, nor any portion of the Business (all of the above hereinafter individually and collectively called the "Entity"), nor any other company or entity which together with the Entity constitutes a member of the Entity's "controlled group" or "affiliated service group" (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code (such group or groups hereinafter referred to individually and collectively as the "Group")), has at any time adopted or maintained, or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in Section 3(3) of ERISA), or (ii) any other benefit plan, program, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, officers, directors or consultants of the Entity or the Group, or for the benefit of any other person or persons) including, without limitation, arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Entity or the Group, or with respect to disability, relocation, child care, educational assistance, deferred compensation, pension, retirement, profit sharing, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance or other contribution, benefit or payment of any kind, or (iii) any employment, consulting, service or other contract of any kind whatsoever (all such employee benefit plans and other benefit plans, programs, contracts or arrangements and such employment, consulting, service or other Contracts hereinafter individually and collectively called the "Employee Benefit Plan(s)"). No Entity and no member of the Group is or has at any time been obligated to contribute to any Employee Benefit Plan subject to Title IV of ERISA. No Entity and no member of the Group has completely or partially withdrawn from any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

            (b) In addition, except as set forth in Schedule 2.14 hereof, to the best knowledge of KKI, (i) there have been no "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any of the Employee Benefit Plans; (ii) no Liability has been or is expected to be incurred by the Entity or any member of the Group under Title IV of ERISA with respect to any Employee Benefit Plan currently or formerly maintained by any of them; (iii) any and all amounts which the Entity or any member of the Group are required to pay as contributions or otherwise to, or with respect to the Employee Benefit Plans have been timely made; (iv) no Employee

Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and neither Entity nor any member of the Group has provided, or is required to provide, security to any Employee Benefit Plan which is subject to Title IV of ERISA or otherwise; (v) the current value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under each Employee Benefit Plan which is subject to Title IV of ERISA or otherwise, does not exceed the current value of the assets of such Employee Benefit Plan allocable to such benefit liabilities; (vi) each of the Employee Benefit Plans has been operated and administered in accordance with all applicable Laws; (vii) each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the IRS to be so qualified and continues to be so qualified; (viii) there are no pending, threatened or anticipated Claims involving any of the Employee Benefit Plans; (ix) the Entity and the Group have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA; (x) no notice of a "reportable event" within the meaning of Section 4043 of ERISA has been required to be filed with respect to any Employee Benefit Plan; (ix) neither the Entity nor any member of the Group is a party to, or participates in, or has any Liability or contingent Liability with respect to any multiemployer plan; (xii) neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will accelerate benefits or any payments under any Employee Benefit Plan; and (xiii) neither the Entity nor any member of the Group has any commitment to create any additional Employee Benefit Plan, or to amend any Employee Benefit Plan so as to increase benefits thereunder.

            (c) Schedule 2.14 identifies all Employee Benefit Plans covering current, former or retired employees, officers, directors and consultants of the Entity and the Group (the "Entity Plans"). A true and correct copy of each of the Entity Plans (and all amendments thereto, whether currently effective or to become effective at a later date) listed on Schedule 2.14 and all contracts relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements, administration and recordkeeping agreements) have been provided to Buyer. All Entity Plans have at all times been established and maintained in accordance with their terms. Each Entity Plan can be unilaterally terminated without penalty by KKI on no more than sixty (60) days' notice. In the case of any Entity Plan which is not in written form, an accurate description of such Entity Plan has been provided to Buyer. A true and correct copy of the most recent annual report, actuarial report, summary plan description, and IRS determination letter and/or ruling with respect to each such Entity Plan, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Entity Plan has been provided to Buyer, and there have been no material changes in the financial condition in the respective Entity Plans (or other information provided hereunder) from that stated in such annual report, actuarial reports and schedule of assets.

      SECTION 2.15 Employee-Related Matters. (a) Schedule 2.15 contains a true and correct list of all officers, directors, full-time employees and consultants of KKI, including any Contract relating thereto, and a description of the rate and nature of all compensation payable by KKI to each such person. Schedule 2.15 also contains a description of all existing severance, accrued vacation policies or retiree benefits of any current or former director, officer, employee or consultant (to the extent not included on Schedule 2.14). Except as set forth on such Schedule, the employment or consulting arrangement of all such persons and all part-time employees of KKI is terminable at will.

            (b) Except as set forth in Schedule 2.15, (i) KKI is not a party to any Contract with any labor organization or other representative of its employees; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of KKI, threatened against KKI; (iii) KKI has not experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past three years; (iv) no representation question has been raised respecting any of KKI's employees working within the past three years, nor, to the knowledge of KKI, are there any campaigns being conducted to solicit authorization from KKI's employees to be represented by any labor organization; (v) no Claim before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization, other representative of KKI's employees or any Governmental Body, is pending or, to the knowledge of KKI, threatened against KKI; (vi) KKI is not a party to, or otherwise bound by, any Order relating to its employees or employment practices; and (vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts, KKI has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

      SECTION 2.16 Insurance. Schedule 2.16 sets forth a list of all insurance policies, fidelity and surety bonds and fiduciary liability policies (the "Insurance Policies") covering the Assets, the Business, operations, employees, officers and directors of KKI and true and complete copies of all such Insurance Policies have been delivered to Buyer. Schedule 2.16 also sets forth a true and complete list of Claims made in respect of Insurance Policies during the three years prior to the date hereof. True and correct copies of all loss runs with respect to such period have been delivered to Buyer. There is no Claim by KKI pending under any of such Insurance Policies, as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or any requirement by any insurer to perform work which has not been satisfied. All premiums payable on or before the Closing Date under all Insurance Policies have been paid and KKI is otherwise in compliance in all material respects with the terms and conditions of all such Insurance Policies. All Insurance Policies are in full force and effect. Claims under all Insurance Policies are payable on an "occurrence basis" such that a claim of any type covered thereunder that arises after the Closing Date for an event that occurred prior thereto would be covered by such Insurance Policies.

      SECTION 2.17 Compliance with Laws. KKI is not in violation in any material respect of any order, judgment, injunction, award, citation, decree, consent decree or writ

(collectively, "Orders"), or any material law, statute, code, ordinance, rule, regulation or other requirement, including any Environmental Laws (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") affecting its assets or the Business.

      SECTION 2.18 Permits. KKI has obtained all Permits, and has made all required registrations and filings with, any Governmental Body that are material to the lawful use and occupancy of the Real Property or the lawful conduct of the Business. All material Permits are listed on Schedule 2.18 and are in full force and effect; no material violations are or have been recorded in respect of any Permit within the three years prior to the Closing Date; and no proceeding is pending or, to the knowledge of KKI, threatened to revoke or limit any Permit. Except as listed on Schedule 2.18, no Permit will terminate by reason of the Contemplated Transactions.

      SECTION 2.19 Environmental Matters. Except as referenced in Schedule 2.19,
(a) there has been, directly or indirectly, no use, manufacture, generation, refining, storage, transport, disposal or treatment of Hazardous Substances by KKI (or, to the knowledge of KKI, any lessor under the Leases or any predecessor in interest to KKI or any such lessor), or any Release at, on or under any Real Property (or any real property adjacent thereto) by KKI or, to the knowledge of KKI, by any other person, in violation of any Environmental Law or which would require remedial action under any Environmental Law; KKI has not contaminated the soil, ground water or surface water; to the knowledge of KKI, none of the soil, ground water or surface water of such Real Property is or has been contaminated by any Release.

            (b) No portion of the Real Property has ever been used as a petroleum storage, refining or distribution facility or terminal, or a gasoline station by KKI or any tenant or licensee of KKI thereat or, to the knowledge of KKI, by any former owner, lessee or operator;

            (c) As to the ownership or operation of the Assets or the Business, KKI has not created, suffered or permitted, and has not received any written notice of (i) any alleged violation with respect to any Environmental Law; or
(ii) any prior, pending or threatened Regulatory Action or other Claim involving any such party or any present or former owner, lessee or operator of the Real Property.

            (d)(i) there are no incinerators, septic tanks, underground or aboveground tanks or cesspools, pipes or pipelines for the storage or transportation of Hazardous Materials, including without limitation, heating oil, fuel oil, gasoline and/or other petroleum products, whether such tanks, pipelines or pipes are in operation, closed or abandoned (the "Tanks") located, or to the knowledge of KKI, which have been located, on, at or under the Real Property, (ii) all sewage from the Real Property is discharged into a public sanitary sewer system, and (iii) there has been no Release from the Real Property or arising out of the conduct of the Business by KKI, or to KKI's knowledge, by any other party, into the atmosphere, any adjoining or adjacent body of water, or adjoining or adjacent property in violation of Environmental Law. KKI has delivered to Buyer copies of all environmental reports and all other written materials held or controlled by KKI regarding the environmental matters set forth in this Section 2.19. Notwithstanding the foregoing, if the Real Property contains any such Tanks, KKI represents that KKI is in compliance in all material respects with all registration and other requirements of Environmental Law (including U.S.C. Section 6991, "Regulation of Underground Storage Tanks") regulating the existence, usage and removal thereof.

      SECTION 2.20 Finders; Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of KKI or any Affiliate thereof who might be entitled to any fee or commission from KKI upon consummation of the Contemplated Transactions.

      SECTION 2.21 Ability to Conduct Business. As of the Closing, the Assets will be sufficient and adequate to permit the continued conduct of the Business substantially as it has been conducted since January 1, 1997 and, assuming all KKI Required Consents are obtained, the consummation of the Contemplated Transactions hereby will enable Buyer to conduct the Business substantially as it has been conducted since that date.

      SECTION 2.22 Leases. Except as set forth in Schedule 2.22:

            (a) the Leases are in full force and effect with no default by KKI or, to its knowledge, lessors thereunder existing beyond applicable notice and cure periods or any event or condition which, with the giving of notice or passage of time would constitute such a default, and neither KKI, nor to its knowledge, lessors under the Leases have any existing rights of offset or abatement;

            (b) all work, repairs and improvements (including capital improvements) required to have been done on or prior to the Closing under the Leases by KKI have been completed in accordance therewith;

            (c) the Leases are superior to any and all mortgages now or hereafter constituting a Lien on the Real Property and/or the interest of either party to the Leases therein;

            (d) there are no rights of first refusal, options to purchase, "buy-out" rights, or other termination rights which have been exercised, or are currently exercisable, by either party to the Leases; and

            (e) all rent and other amounts payable by KKI under the Leases have been paid to the date hereof, and shall be paid to the date of Closing.

      SECTION 2.23 Transaction Shares. Each Transaction Shareholder represents and warrants to Buyer that the Transaction Shares are being acquired by such Transaction

Shareholder for its own account and not with a view to the distribution, resale or other transfer thereof, except in compliance with the Securities Act and applicable state securities laws. Except as provided in the certificate to be delivered by KKI to Buyer under Section 1A.2(c), each such Transaction Shareholder is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act. Each such Transaction Shareholder has (i) reviewed carefully the Buyer Reports, (ii) such knowledge and experience in financial, tax and business matters so as to enable it to make an informed investment decision with respect to the Transaction Shares and (iii) overall commitments to investments which are not readily marketable as are reasonable in relation to such Transaction Shareholder's net worth. Each Transaction Shareholder which is not a party hereto shall be deemed to have made the representations and warranties contained in this Section 2.23 by virtue of such Transaction Shareholder's acceptance of Transaction Shares at the Closing.

      SECTION 2.24 The LLC. At the Closing, (i) the LLC shall have been duly organized and shall be validly existing in good standing as a limited liability company under the laws of its jurisdiction of organization and duly qualified as a foreign corporation in good standing in the Commonwealth of Kentucky, (ii) the Interests shall be owned by KKI, free and clear of any Liens, and no person (other than Buyer) shall have any right to acquire any Interests or other equity interests of the LLC, (iii) the LLC shall have good and marketable title (or valid leasehold interest) in and to all of the Assets, free and clear of all Liens other than Permitted Liens, (iv) the LLC shall own no assets other than the Assets and shall have no Liabilities other than the Transferred Liabilities and the HL Liabilities and (iv) the LLC shall have conducted no business activity prior to the Closing, other than in connection with the Reorganization. Prior to the Closing, KKI shall have delivered to Buyer true and correct copies of the operating agreement and other organizational documents of the LLC, all of which shall be in form and substance reasonably satisfactory to Buyer, and true and complete copies of the Forms 8832 that were filed by the LLC with the Internal Revenue Service and state and local Tax Authorities in all jurisdictions in which KKI files any Tax Returns. Each such Form 8832 shall have been filed in time for the LLC to be treated as a corporation for all income Tax purposes from the date the LLC was formed. At the Closing, all references to KKI in the representations and warranties set forth in Sections 2.8, 2.9, 2.10, 2.11, 2.12, 2.17, 2.18, 2.19 and 2.22 shall be deemed to include both KKI and the LLC.

                                   ARTICLE IIA

                         REPRESENTATIONS AND WARRANTIES
                                      OF HL

      HL represents and warrants to Buyer that:

      SECTION 2A.1 Authority Relative to this Agreement. HL has full power, capacity and authority to execute and deliver this Agreement and each other Transaction

Document to which it is or, at the Closing, will be a party and to consummate the Contemplated Transactions to which it is a party. As of the Closing Date, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which HL is or, at the Closing, will be a party shall have been duly and validly authorized by HL, and no other proceedings on the part of HL (or any other person) are necessary to authorize the execution and delivery by HL of this Agreement or the consummation of the Contemplated Transactions to which HL is or, at the Closing, will be a party. This Agreement has been and, at the Closing, the other Transaction Documents to which HL is a party will have been, duly and validly executed and delivered by HL, and (assuming the valid execution and delivery thereof by the other parties thereto) will at the Closing constitute the legal, valid and binding agreements of HL enforceable against HL in accordance with their respective terms except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

      SECTION 2A.2 No Conflicts; Consents. The execution, delivery and performance by HL of this Agreement and each other Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions does not and will not (i) violate any provision of the organizational documents of HL; (ii) require HL to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person; (iii) violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Contract to which HL is a party or by which it or any of its assets may be bound or subject, or result in the creation of any Lien upon the HL Assets pursuant to the terms of any such Contract; or (iv) violate any Law or Order of any Governmental Body against, or binding upon, HL or any member thereof or upon the HL Assets.

      SECTION 2A.3 Corporate Existence and Power. HL is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

      SECTION 2A.4 Taxes. To the extent applicable, all of the representations and warranties made by KKI in Section 2.13 are incorporated herein by reference except that references therein to KKI shall be deemed to be references herein to HL.

      SECTION 2A.5 HL Shares. The HL Shares are being acquired by HL for its own account and not with a view to the distribution, resale or other transfer thereof, except in compliance with the Securities Act and applicable state securities laws. HL is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act. HL has (i) reviewed carefully the Buyer Reports, (ii) such knowledge and experience in financial, tax and business matters so as to enable it to make an informed investment decision with respect to the HL Shares and (iii) overall commitments to investments which are not readily marketable as are reasonable in relation to HL's net worth.

      SECTION 2A.6 HL LLC. Immediately prior to the Merger, (i) HL LLC shall have been duly organized and shall be validly existing in good standing as a limited liability company under the laws of its jurisdiction of organization and shall be duly qualified as a foreign corporation in good standing in the Commonwealth of Kentucky, (ii) the HL Interests shall be owned by HL LLC, free and clear of any Liens, and no person (other than the LLC) shall have any right to acquire any HL Interests or other equity interests of the HL LLC, (iii) HL LLC shall have good and marketable title (or valid leasehold interest) in and to all of the HL Assets, free and clear of all Liens other than Permitted Liens,
(iv) HL LLC shall own no assets other than the HL Assets and shall have no Liabilities other than the HL Liabilities and (iv) HL LLC shall have conducted no business activity prior to the Closing, other than in connection with the Reorganization. Prior to the Closing, HL shall have delivered to Buyer true and correct copies of the operating agreement and other organizational documents of HL LLC, all of which shall be in form and substance reasonably satisfactory to Buyer, and true and complete copies of the Forms 8832 that were filed by HL LLC with the Internal Revenue Service and state and local Tax Authorities in all jurisdictions in which HL files any Tax Returns. Each such Form 8832 shall have been filed in time for HL LLC to be treated as a corporation for all income Tax purposes from the date HL LLC was formed.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

      SECTION 3.1 Authority Relative to this Agreement. Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will be a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which Buyer is or, at the Closing, will be a party have been duly and validly authorized and approved by the board of directors thereof and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement or the consummation of the Contemplated Transactions to which it is or, at the Closing, will be a party. This Agreement has been and, at the Closing, the other Transaction Documents to which Buyer is a party will have been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes or will at the Closing constitute the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

      SECTION 3.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is or, at the Closing, will be a party and the consummation of the Contemplated Transactions to which it is or, at the Closing, will be a party do not and will not (i) violate any provision of the certificate of incorporation or by-laws of Buyer; (ii) require Buyer to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for compliance with the HSR Act and except as set forth in Schedule 3.2 ("Buyer Required Consents"); (iii) if Buyer Required Consents are obtained prior to the Closing, violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time); or permit the termination of, any material Contract to which Buyer is a party or by which Buyer or its assets may be bound or subject; or
(iv) if Buyer Required Consents are obtained prior to the Closing, violate any Law or Order of any Governmental Body against, or binding upon, Buyer or upon its assets or business.

      SECTION 3.3 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

      SECTION 3.4 Finders; Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer upon consummation of the Contemplated Transactions.

      SECTION 3.5 Buyer Reports. Buyer has delivered to the shareholders of KKI and HL true and correct copies of (a) Buyer's Annual Report on Form 10-K for the year ended December 31, 1996, (b) Buyer's Proxy Statement relating to its 1997 Annual Meeting of shareholders and (c) Buyer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (collectively, together with the Buyer Filings and disclosure statement, if any, provided to the shareholders of KKI and HL pursuant to Section 4.22, the "Buyer Reports"). At the Closing Date, the Buyer Reports, taken as a whole, will not contain an untrue statement of material fact, nor omit to state a material fact necessary to make the statements made therein not misleading.

      SECTION 3.6 Transaction Shares. The Transaction Shares and the Earnout Shares have been duly authorized by Buyer and, when issued in accordance with the terms hereof, will have been duly issued and will be fully paid and non-assessable shares of Buyer Stock.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

      SECTION 4.1 Conduct of Business of KKI. (a) From the date hereof through the Closing Date, KKI agrees, and from and after the Reorganization, will cause the LLC:

                  (i) To conduct its operations according to the ordinary and usual course of the Business consistent with past practice, to preserve intact its present business organization and structure, to use reasonable efforts to keep available the services of its officers, agents and full-time employees, to use reasonable efforts to preserve and maintain the Assets and the good will of the Business and to use reasonable efforts to preserve its relationships with customers and suppliers, and others having business dealings with KKI or the LLC.

                  (ii) To maintain in the ordinary course of the Business, consistent with past practice and in accordance with all Contracts, the Real Property, all Equipment, the Inventory and other tangible Assets in their present repair, order and condition, subject to ordinary wear and tear and to the requirements of such Contracts.

                  (iii) Except as contemplated by Section 4.23, not to incur any Liability (other than Liabilities incurred in the ordinary course of the Business, consistent with past practice, which are not in the aggregate material thereto), nor enter into any Contract of a type required to be included on any Schedule hereto.

                  (iv) Not to undertake (nor permit to be undertaken) any of the actions specified in Section 2.8.

                  (v) To fully comply with the Leases and immediately deliver to Buyer copies of all notices delivered or received thereunder or in connection therewith.

            (b) From the date hereof through the Closing Date, KKI agrees that it will use reasonable efforts to conduct the Business in such a manner so that, except to the extent of any changes therein arising out of the Reorganization, the representations and warranties of KKI contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

            (c) From the date hereof through the Closing Date, KKI agrees that it will consult with Buyer prior to any renewal, amendment, extension or termination of, waiver of any material right under, or any failure to renew, any Transferred Contract and will not take any such action if Buyer objects thereto in writing.

      SECTION 4.2 Corporate Examinations and Investigations. (a) Prior to the Closing Date, KKI agrees that Buyer shall be entitled, through its directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents (collectively, "Representatives") to make such investigation of the Assets, the Business and operations of KKI, and such examination of the books, records and financial condition of KKI and KK, as Buyer reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice, and KKI shall cooperate fully therein. In that connection, KKI shall make available to Representatives of Buyer during such period, without however causing any unreasonable interruption in the operations of KKI, all such information and copies of such documents and records concerning the affairs of KKI as such Representatives may reasonably request, shall permit Representatives of Buyer access to the Assets and all parts thereof and to KKI's employees, customers, suppliers, contractors and others, and shall cause KKI's Representatives to cooperate fully in connection with such review and examination. No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of KKI contained in this Agreement.

      SECTION 4.3 Additional Financial Statements. Prior to the Closing Date, as soon as available and in any event within twenty (20) calendar days after the end of each monthly accounting period of KKI ending after the date of the most recent Interim Statement, KKI shall furnish Buyer with an unaudited financial statements of KKI for such month in form and substance comparable to the Interim Statements and with such other financial or other information routinely prepared by KKI or reasonably requested by Buyer.

      SECTION 4.4 Filings and Authorizations. KKI (and, to the extent required,
HL) and Buyer, before or within two business days after the execution and delivery of this Agreement, shall file or supply, or cause to be filed or supplied, all notifications, reports and other information required to be filed or supplied pursuant to the HSR Act in connection with the Contemplated Transactions and which are required by Law to effectuate the consummation of the Contemplated Transactions. The parties shall cooperate with each other in connection with such filings and furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith. KKI and Buyer, as promptly as practicable, shall make, or cause to be made, all filings and submissions under such Laws as are applicable to them or to their respective Affiliates as may be required for them to consummate the Contemplated Transactions in accordance with the terms of this Agreement and shall furnish copies thereof to the other parties prior to such filing and shall not make any such filing or submission to which Buyer (in the case of filings by KKI or HL) or KKI (in the case of filings by Buyer) reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Law.

      SECTION 4.5 Efforts to Consummate. Subject to the terms and conditions herein, each of KKI, HL and Buyer, without payment or further consideration, shall use its good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Contracts, Permits and Orders to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, the obtaining of all KKI Required Consents and

Buyer Required Consents and Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing. Without limiting the generality of the foregoing, KKI will, upon execution of this Agreement, use reasonable best efforts to obtain, as soon as practicable hereafter, execution of the Lease Documents, and all costs and expenses incurred in connection therewith shall be borne by KKI.

      SECTION 4.6 Negotiations With Others. From and after the date hereof unless and until this Agreement shall have terminated in accordance with its terms, KKI, HL and Hart agree that neither KKI, HL nor any of their Affiliates or any officer, director, employee, shareholder or other Representative of KKI or its Affiliates, will directly or indirectly (i) solicit, engage in discussions or engage in negotiations with any person (other than Buyer or any of its Affiliates) with respect to an Acquisition Proposal; (ii) provide information to any person (other than Buyer or any of its Representatives) in connection with an Acquisition Proposal; or (iii) enter into any transaction with any person (other than Buyer or any of its Affiliates) with respect to an Acquisition Proposal. If KKI, HL, Hart, any Affiliate or Representative thereof receives any offer or proposal to enter into discussions or negotiations relating to any of the above, KKI will immediately notify Buyer in writing as to the identity of the offeror or the party making any such proposal and the specific terms of such offer or proposal.

      SECTION 4.7 Notices of Certain Events. Prior to the Closing Date, KKI, HL and Buyer shall promptly notify the other parties of:

            (a) any notice or other communication delivered or received by such party (or its Representatives) to or from any other person (other than notices or other communications solely between KKI and Buyer) with respect to the Contemplated Transactions (including, without limitation, any notice or other communication to or from any person objecting to, or alleging that the consent of any person is or may be required in connection with, the Contemplated Transactions);

            (b) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; and

            (c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

      SECTION 4.8 Public Announcements. Prior to the Closing Date, KKI, HL and Buyer will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and no party hereto will issue any such press release or make any such public statement without the prior approval of Buyer (in the case of releases or statements by HL or KKI) or KKI (in the case of those by Buyer), except as may be required by applicable Law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

      SECTION 4.9 Covenant Not-to-Compete. (a) During the period commencing on the Closing Date and ending five years thereafter (the "Term"):

                  (i) In order to preserve the value of the Assets and the Interests, each of KKI, Hart and HL agrees that it will not, directly or indirectly, as a partner, officer, employee, director, stockholder, investor, lender, proprietor, consultant, representative, agent or otherwise become or be interested in, or associate with or render assistance to, any person (other than Buyer) engaged in the ownership, operation and/or management of any amusement park, theme park, water park or family entertainment center located (A) within 250 miles of the Park or (B) in the case of acting as a lender, within the United States. The foregoing provisions shall not, however, prohibit the ownership by any person of not more than two percent (2%) of any class of outstanding equity securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market of any person (other than Buyer) which engages in any of such businesses.

                  (ii) Each of KKI and Hart agrees that it will not, directly or indirectly, during the Term, for its own benefit or for the benefit of any other person knowingly solicit the professional services of any employee, agent or consultant of Buyer or any Affiliate of Buyer or otherwise interfere with the relationship between Buyer or any Affiliate and any of such persons.

            (b) After the Closing, neither KKI nor Hart nor any of KKI's Representatives will, directly or indirectly, use, disclose or make available to anyone (other than Buyer) any confidential information concerning the ownership and/or operation of the Park (the "Confidential Information"), except to the extent that such Confidential Information has been made publicly available by Buyer. The Confidential Information includes, without limitation, the business practices, financial information, customer and prospective customers names, suppliers and prospective suppliers names, leads and account information, mailing lists, computer programs, advertising campaigns (including, without limitation, displays, drawings, memoranda, designs, styles or devices), employee names, compensation and benefit information of KKI pertaining to the Park.

            (c) The parties agree that a violation of the foregoing agreements not to compete or disclose, or any provision thereof, will cause irreparable damage to Buyer, and Buyer shall be entitled (without any requirement of posting a bond or other security), in addition to any other rights and remedies which it may have, at law or in equity, to an injunction enjoining and restraining KKI, HL, Hart and/or KKI's Representatives from doing or continuing to do any such act or any other violations or threatened violations of this Section 4.9.

            (d) The parties hereto agree that the covenant set forth in this
Section 4.9 is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.9 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      SECTION 4.10 Expenses. Buyer and KKI shall each pay 50% of the expenses incurred in connection with any filing by them under the HSR Act, the title insurance and survey referred to in Section 5.3(f) and the organizational expenses of the LLC. If applicable, HL shall pay 100% of the expenses incurred in connection with any filing under the HSR Act in respect of the Reorganization transactions involving HL LLC. Except as otherwise specifically provided in this Agreement, Buyer, KKI and the other parties hereto shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives.

      SECTION 4.11 Tax Matters. (a) KKI shall provide Buyer with all clearance certificate or similar document(s) that may be required by any Tax Authority of any jurisdiction in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

            (b) Prior to filing any Tax Return for any Taxable period ended on or prior to December 31, 1997, KKI, KK or HL, as the case may be, shall provide Buyer with copies of such Tax Returns at least twenty business days prior to the date on which such Tax Returns will be timely filed. Except for the Tax consequences of the Reorganization, such Tax Returns will be prepared and the amount of income and the Tax Liability owed will be computed in accordance and consistent with the past custom and practice in filing Tax Returns. Such Tax Returns will be timely filed with the appropriate Tax Authorities. Except with respect to income Taxes for its Taxable year ended November 3, 1997, KKI will pay (not later than the day before the Closing Date) to the appropriate Tax Authority all Taxes payable with respect to the Taxable period covered by such Tax Returns. KKI will timely pay all income Taxes (including payments of estimated Taxes) that are due and payable with respect to Taxable periods covered by such Tax Returns.

            (c) KKI and HL shall include the Tax consequences of the Reorganization in their Tax Returns for their income Tax year within which the Reorganization occurs. With respect only to the Tax consequences of the Reorganization, such Tax Returns shall not be filed without the prior approval of the Buyer. Once approved by the Buyer, such Tax Returns shall not be amended without the consent of the Buyer. The Tax Returns that include the Reorganization shall reflect the treatment of the transfer of KKI's Assets to the LLC and of the HL Assets to HL LLC, in each case in exchange for the Interests and the HL Interests, as Taxable exchanges for income Tax purposes. The Tax liability of KKI or HL, as the case may be, reported on such Tax Returns, shall be determined using, as the value of the Assets transferred to the LLC or to HL LLC, as the case may be, the values set forth on Schedule 2.13(b) and treating the Interests and the HL Interests received in exchange for such Assets as having a value equal to the aggregate value of such Assets, as set forth on Schedule 2.13(b).

            (d) The LLC will not be included in a consolidated or combined return of KKI whether by termination of any election of KKI to file consolidated returns or otherwise.

       SECTION 4.12 Employee Matters.

           (a) On the Closing Date, Buyer shall offer employment to such employees of the Business as it shall determine in its sole discretion, which offer will include employee benefits that are comparable to those offered by Buyer or its Affiliates to their comparable employees as of the Closing Date; provided, however, that any offer of employment shall be contingent upon the Closing actually occurring. Notwithstanding the foregoing, Buyer agrees that, effective on the Closing Date, it will employ (i) the general counsel of KKI as the general counsel of the Park for a period of at least two years after the Closing (unless earlier terminated for cause), at an annual salary of $75,000 and (ii) the shareholders of the Sellers named in Schedule 4.12 for a period of one year after the Closing (unless earlier terminated for cause). All such employees who accept Buyer's offer of employment will become employees of Buyer ("Transferred Employees") as of the Closing Date. Buyer shall not be responsible for filing employment Tax Returns (including Forms W-2) for Transferred Employees for periods ending on or prior to the Closing Date.

           (b) KKI shall retain responsibility and complete liability for all benefits earned by the Transferred Employees through the Closing Date under KKI's Employee Benefit Plans and shall pay to each Transferred Employee the accrued benefit of such Transferred Employee thereunder in accordance with the terms of such Plans. Without the prior written consent of Buyer, no assets held in trust in respect of any Employee Benefit Plan of KKI shall be transferred to Buyer or to any plan adopted or maintained by Buyer.

           (c) KKI shall bear the entire cost and expense of wages, salaries, bonuses (including all bonuses based on or related to the results of operations of the Business during its 1997 season, whether payable prior to, on or after the Closing Date (the "1997 Bonuses"), severance obligations, worker's compensation claims, and any other direct or indirect compensation or employee benefits (whether arising under KKI's Employee Benefit Plans or otherwise) of all employees of the Business for all periods ending on or prior to the Closing Date, irrespective of the time at which any claims therefor are made. For purposes hereof, an expense will be deemed to be incurred when the services related thereto have been rendered and a disability shall be deemed to have occurred on the date of the applicable accident or trauma rather than the date upon which any determination is made concerning the existence of the disability.

            (d) Neither Buyer nor KKI intend this Section to create any rights or interests, except as between Buyer and KKI, and no present or future employees of either party (or any dependents of such employees) will be treated or deemed as third party beneficiaries in or under this Agreement.

      SECTION 4.13 Certain Renewals. With respect to each Permit which may expire prior to the Closing Date or within sixty days thereafter, KKI shall (i) timely file with the appropriate Governmental Bodies applications for renewal of each such Permit (the "Applications"), (ii) deliver to Buyer true and complete copies of such Applications, (iii) diligently prosecute such Applications prior to Closing, and (iv) cooperate fully with all Governmental Bodies in the processing of such Applications.

      SECTION 4.14 Collection of Accounts Receivable. From and after the Closing Date, Buyer shall be solely responsible for collecting the accounts receivable of KKI and the LLC existing on the Closing Date (the "Receivables") and, except as provided herein, KKI shall take no action to collect any such Receivables. Buyer shall give prompt written notice to KKI of any amount collected in respect of any Receivable and shall promptly remit such amount to KKI. Any amount received without designation of the invoice to which it should be applied shall first be applied to the Receivables due from such account debtor. Any amount received by Buyer from any account debtor, which is designated by such account debtor as applicable to a receivable other than a Receivable, shall be the property of Buyer and shall be applied by Buyer to the balance then due and owing by such account debtor to Buyer. With respect to any Receivable that is not collected within 90 days following the Closing Date, Buyer shall consent in writing to the commencement by KKI, at its expense, of legal action to collect such Receivable.

      SECTION 4.15 Transfer Taxes; Allocations. (a) Except as otherwise provided herein, all excise, sales, value added, use, registration, stamp, transfer and similar Taxes (including, without limitation, any real estate transfer taxes relating to the Real Property or the Leases or any personal property transfer or sales Taxes relating to the Assets), incurred in connection with the transfer of the Assets to the LLC and the transfer of the Interests to Buyer shall be borne equally by KKI and Buyer. Buyer and KKI shall cooperate in providing each other appropriate resale exemption certificates and other appropriate Tax documentation and related information at, prior to and after Closing.

            (b) Real estate taxes, personal property taxes, water and sewer charges, general and special assessments and general and special utility charges and other similar operating expenses relating to the Business shall be apportioned at the Closing as of the earlier of (i) the Closing Date or (ii) November 3, 1997. At the Closing, Buyer and KKI shall reimburse the other party, as appropriate, for amounts payable pursuant to this Section 4.15(b).

      SECTION 4.16 Discharge of Potential Liabilities. KKI agrees to pay and discharge when due all claims of creditors of KKI and the LLC that may be asserted against Buyer or the LLC except with respect to the Transferred Liabilities.

      SECTION 4.17 Access. After the Closing and from time to time, each party hereto shall permit the other parties and their Representatives to have access during regular business hours and upon reasonable notice, to inspect and copy agreements, records, books and other documents that are included in or relate to the Assets or the Business and identified with reasonable particularity, wherever located, for the purposes of (i) preparing Tax Returns and financial statements and responding to Tax audits, and (ii) prosecuting or defending any Claim, which arises out of or relates to the Business or the Assets. Each party shall cooperate fully with the other parties in connection with the foregoing. If, after the Closing, any party determines to destroy any agreements, records, books or documents referred to above, it will give to the other parties at least two months' prior written notice thereof, and such other party shall have the right during such two-month period upon reasonable notice and during regular business hours to take possession of any such agreements, records, books or documents.

      SECTION 4.18 Election. (a) Buyer shall be entitled, upon written notice to KKI, to make an election (the "Election") under Section 338(h)(10) of the Code, and the regulations promulgated thereunder, and any application analogous provision of state or local law, with respect to its acquisition of Interests in the LLC hereunder. For purposes of such Election, the Purchase Price shall be allocated among the Assets and the covenant contained in Section 4.9 hereof in the manner set forth on Schedule 2.13(b) for all purposes, and each of the parties shall make all appropriate tax and other filings on a basis consistent with such allocation. The parties shall exchange drafts of any information returns required by Section 1060 of the Code, and all similar state statutes, ten days prior to filing any such return.

            (b) If Buyer makes such an Election:

                  (i) Buyer shall be responsible for the preparation and timely filing of all KKI returns, documents, statements and other forms required to be filed with any federal, state or local Tax Authority or any other Governmental Body in connection with the Election (the "Section 338 Forms"); and

                  (ii) KKI shall cooperate with Buyer to enable Buyer to prepare and file all Section 338 Forms and shall execute and deliver to Buyer such documents or forms as are required by the Code or the regulations promulgated thereunder (and any applicable analogous provisions of state or local Law) to properly complete the Section 338 Forms of KKI and the Buyer and to complete the Election; provided that such material is completed and delivered by Buyer to KKI for execution at least 15 days prior to the date Buyer wishes to file such material.

      SECTION 4.19 [Intentionally left blank].

      SECTION 4.20 [Intentionally left blank].

      SECTION 4.21 Operating Expense. Within fourteen (14) days following the date hereof, KKI shall prepare and deliver to Buyer a schedule setting forth the anticipated operating expenses of the Business for the period commencing on November 4, 1997 and ending on the Closing Date, which schedule KKI may update in writing from time to time as necessary. Buyer shall have the right, within three days after receipt of such schedule or any update thereof, to strike or reduce any expense thereon by giving notice thereof to KKI; provided, however, that Buyer shall have a reasonable basis therefor. If the Closing Date shall be subsequent to November 3, 1997, at the Closing Buyer shall (i) pay to KKI an amount equal to the Net Operating Expenses and (ii) assume the obligations of KKI or the LLC in respect of all operating expenses ("Assumed Operating Expenses") appearing on any such approved expenses schedule incurred (but not paid) by KKI or the LLC on or prior to the Closing Date.

      SECTION 4.22 Buyer Filings. During the period prior to the Closing Date, Buyer shall deliver to each shareholder of KKI and HL, promptly after the filing thereof, a true and correct copy of each report, information statement or other document ("Buyer Filings") filed by Buyer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Prior to the Closing Date, Buyer (i) will provide such shareholders and HL with a reasonable opportunity to ask questions and receive answers from Representatives of Buyer concerning their purchase of Transaction Shares, and (ii) may, in its discretion, provide to each such shareholder and HL a disclosure statement containing such information as Buyer shall deem necessary to comply with the representation and warranty contained in the last sentence of Section 3.5.

      SECTION 4.23 Buyer Loan. On or prior to October 1, 1997, Buyer shall make a loan (the "Buyer Loan") to KKI in the principal amount of up to Two Million Dollars ($2,000,000) by delivery of immediately available funds to KKI in such amount, against receipt by Buyer of an executed copy of KKI's promissory note in the form of Exhibit 4.23 hereto. The Buyer Loan shall constitute Retired Debt hereunder, and the principal thereof, and all accrued interest thereon, will be repaid in full at Closing out of the Purchase Price. KKI will use the proceeds of the Buyer Loan solely to repay on such date the Debt described on Schedule
4.23 hereto or, with the prior written consent of Buyer, amounts due to trade creditors of KKI.

      SECTION 4.24 Operation of Park. (a) In connection with the Park's 1998 season, Buyer and its Subsidiaries shall make at least $7,000,000 in capital improvements to the Park and will expend in advertising and marketing expenses for the Park at least $500,000 in excess of KKI's actual advertising and marketing expenses for the 1997 season.

            (b) In connection with the Park's 1999 season, Buyer and its Subsidiaries shall make at least $5,000,000 in capital improvements to the Park and will expend in advertising and marketing expenses for the Park at least $1,000,000 in excess of KKI's actual advertising and marketing expenses for the 1997 season.

            (c) Buyer shall deliver to KKI on or prior to November 15, 1997, a schedule setting forth the proposed capital improvements to the Park for the 1998 season. With respect to all capital improvements and advertising and marketing expenses referred to in this Section 4.24, Buyer will consult in good faith with Hart with respect thereto prior to making any such capital improvements or incurring any such expenses. The amounts of capital improvements and advertising and marketing expenses specified in Sections 4.24(a) and (b) may be reduced by agreement between Buyer and Hart.

            (d) The terms "capital improvements" and "advertising and marketing expenses" shall be determined in accordance with GAAP. If Buyer or any of its Subsidiaries incurs advertising and marketing expenses that relate to both the Park and other parks owned or operated by Buyer or any such Subsidiary, Buyer will allocate such expenses between the Park and such other parks in good faith.

      SECTION 4.25 Special Meeting. As soon as practicable (but in no event later than fifteen days following the execution and delivery hereof), KKI and Hart shall cause to be convened a duly called and held special meeting or will take action by written consent (the "Meeting"), of the shareholders of KKI to vote to approve the Contemplated Transactions and to take all other actions required to be taken by the shareholders of KKI under applicable Law, Contract or the Certificate of Incorporation or By-laws of KKI, to approve the Contemplated Transactions. At such Meeting, Hart will vote the shares of capital stock of KKI held by it (or with respect to which Hart has the power to vote) in favor of the Contemplated Transactions.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

      SECTION 5.1 Conditions to the Obligations of the Parties. The obligations of KKI, HL and Buyer to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, which, in the case of Section 5.1(c), may be waived by Buyer and KKI:

            (a) HSR Act. Any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired.

            (b) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.

            (c) No Proceeding or Litigation. No Claim instituted by any person (other than Buyer, KKI, HL, the shareholders of KKI or their respective Affiliates), shall have been commenced or be pending against KKI, HL, Buyer, the LLC or any of their respective Affiliates, officers or directors which Claim seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

      SECTION 5.2 Conditions to the Obligations of KKI. All obligations of KKI, HL and Hart hereunder are subject, at the option of KKI, to the fulfillment prior to or at the Closing of each of the following further conditions:

            (a) Performance. Buyer shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

            (b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true at and as of the Closing Date as if made at and as of such time.

            (c) Closing Payment. (i) Buyer shall have made the Liability Payment and the Debt Payment;

                  (ii) Buyer shall have delivered to KKI, on behalf of the Transaction Shareholders, and to HL (A) certificates representing the Transaction Shares which each such Transaction Shareholder and HL is entitled to receive, registered in the name of such Transaction Shareholder or HL and (B) executed copies of the Registration Rights Agreement; and

                  (iii) Buyer shall have delivered to KKI, on behalf of each shareholder of KKI (other than Transaction Shareholders), immediately available funds equal to the Percentage Share of the Net Proceeds of all such shareholders.

            (d) Net Operating Expenses. If the Closing Date shall be subsequent to November 2, 1997, Buyer shall have delivered to KKI immediately available funds equal to the amount of the Net Operating Expenses.

            (e) Employment Agreement. Buyer shall have delivered to Hart an executed copy of an employment agreement, substantially in the form annexed hereto as Exhibit 5.2A (the "Employment Agreement").

            (f) Buyer Required Consents. All Buyer Required Consents shall have been obtained.

            (g) Documentation. There shall have been delivered to KKI the following:

                  (i) A certificate, dated the Closing Date, of the Chairman of the Board, the President or Chief Financial Officer of Buyer confirming the matters set forth in Sections 5.2(a) and (b) hereof.

                  (ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Buyer certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation and all amendments if any thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date thereof; (C) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by Buyer pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                  (iii) Evidence of the good standing and corporate existence of Buyer reasonably requested by KKI.

                  (iv) A signed opinion of Buyer's counsel, dated the Closing Date and addressed to KKI, substantially in the form of opinion annexed as
Exhibit 5.2B hereto.

                  (v) Copies of all Buyer Required Consents.

                  (vi) An executed copy of the Escrow Agreement.

                  (vii) A copy of an assumption agreement executed by the LLC substantially in the form annexed as Exhibit 5.2C (the "Assumption Agreement").

      SECTION 5.3 Conditions to the Obligations of Buyer. All obligations of Buyer hereunder are subject, at the option of Buyer, to the fulfillment prior to or at the Closing of each of the following further conditions:

            (a) Performance. KKI, Hart and HL shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

            (b) Representations and Warranties. Except to the extent of any changes therein arising out of the Reorganization, the representations and warranties of KKI, HL and Hart contained in this Agreement and in any certificate or other writing delivered by KKI pursuant hereto shall be true at and as of the Closing Date as if made at and as of such time.

            (c) Shareholder Litigation. No Claim shall have been commenced or threatened by any shareholder of KKI, member of HL or any Representative or Affiliate of any such person seeking to restrain, prevent, change or delay in any material respect the Contemplated Transactions, seeking to challenge any of the material terms or provisions of this Agreement or the other Transaction Documents, or seeking material damages in connection with any of such transactions.

            (d) Environmental Matters. Buyer shall have received environmental reports prepared by a licensed, qualified environmental engineer acceptable to Buyer on the Real Property confirming the accuracy of the representations and warranties in Article II with respect to environmental matters.

            (e) KKI Required Consents. All KKI Required Consents shall have been obtained.

            (f) Survey and Title Insurance. Buyer shall have procured (i) title insurance insuring the LLC's interest (acquired hereunder) in and to the Real Property, which insurance shall be subject only to Permitted Liens and such standard printed exceptions on the extended coverage ALTA Form (1992) title insurance policy as are reasonably acceptable to Buyer, from a nationally recognized title insurance company qualified to do business in Kentucky reasonably satisfactory to Buyer and KKI in an amount reasonably satisfactory to Buyer and (ii) a current survey, by a licensed surveyor selected by Buyer, of the Real Property, showing the boundaries, monuments, publicly dedicated access, easements and rights-of-way of record, improvements (including all Improvements) and encroachments, if any and otherwise complying with ALTA-ASCM Land Title Survey requirements, including a certification by such surveyor to Buyer in form and substance reasonably acceptable thereto.

            (g) Discharge of Certain Liabilities. KKI shall have delivered to Buyer evidence, reasonably satisfactory to Buyer, of the payment and discharge by KKI of the Percentage Rent, the 1997 Bonuses, and all other amounts payable by KKI on or prior to the Closing Date under Employee Benefit Plans.

            (h) Liens. All Liens on the Assets in respect of the Retired Debt and the HL Liabilities shall have been released and discharged in form and substance acceptable to Buyer.

            (i) Debt and Liabilities. The recipients of the Debt Payment and the Liability Payment shall have delivered to Buyer all notes and other evidence of the Liabilities and Debt discharged thereby. HL shall have delivered to Buyer the KKI Note.

            (j) Leases. Each lessor under any Retired Debt shall have delivered to Buyer a bill of sale, in form and substance acceptable to Buyer, with respect to the Assets leased under the Retired Debt.

            (k) Reorganization. Buyer shall have received executed copies of all documents and instruments required to effect the Reorganization.

            (l) Employment Agreement. Hart shall have delivered to Buyer an executed copy of the Employment Agreement.

            (m) Release. Buyer shall have received from Hart and each other Affiliate of KKI (including, without limitation, KK and HL) an executed copy of a release, substantially in the form of Exhibit 5.3A hereto, releasing and discharging Buyer and its Affiliates (including, without limitation, the LLC) from any and all Claims against and Liabilities of KKI arising out of or relating to the Business or the operations of KKI.

            (n) Documentation. There shall have been delivered to Buyer the following:

                  (i) A certificate dated the Closing Date of the President of KKI, Hart and a manager of HL, confirming the matters relating to it set forth in Sections 5.3(a) and (b).

                  (ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of each of KKI and HL certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation (or comparable instrument) and all amendments if any thereto as of the date thereof; (B) is a true and correct copy of its By-laws (or comparable instrument) as of the date thereof; (C) is a true copy of all actions taken by it, including resolutions of its board of directors (or managers) and shareholders (or members) authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by such party pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                  (iii) Evidence of the good standing and corporate (or equivalent) existence of KKI, HL and the LLC reasonably requested by Buyer.

                  (iv) A signed opinion of KKI's counsel, dated the Closing Date, addressed to Buyer, substantially in the form of opinion annexed as
Exhibit 5.3B hereto.

                  (v) Copies of all KKI Required Consents and all Permits.

                  (vi)(A) certified true and complete copies of the Leases and all amendments, modifications and extensions thereof, (B) an executed amendment to the Kingery Lease, in form and substance reasonably acceptable to Buyer, extending the term thereof (including renewal options of lessee) to at least the end of the term of the State Fair Lease (including renewal options of lessee thereunder) and providing lessee under the Kingery Lease with an option to buy the Real Property subject thereto prior to the end of such extended term at the then fair market value thereof to be determined as mutually agreed, (C) an executed consent to the assignment of each Lease to the LLC and the sale of the Interests to Buyer and an estoppel certificate from each of the lessors under the Leases in form and substance reasonably acceptable to Buyer and (D) an executed assignment by KKI of each Lease to the LLC (in recordable form) and substantially in the form of Exhibit 5.3C hereto (collectively, the "Lease Documents").

                  (vii) An executed copy of the Escrow Agreement.

                  (viii) Possession and control of the Assets.

                  (ix) Executed copies of Bills of Sale and Assignment substantially in the forms annexed hereto as Exhibit 5.3D (the "Bills of Sale") with respect to (i) the transfer of the Assets to the LLC and (ii) the transfer of the Interests to Buyer.

                  (x) An executed copy of the Assumption Agreement.

                  (xi) A copy of the Registration Rights Agreement, executed by each Transaction Shareholder and HL.

                  (xii) An executed bargain and sale (with covenants against grantor's acts) deed (or local equivalent) in recordable form conveying to the LLC all of KKI's fee title interest in and to all owned Real Property, free and clear of all Liens except Permitted Liens.

                  (xiii) Written resignations, dated the Closing Date, of each manager of the LLC.

                                   ARTICLE VI

                                INDEMNIFICATION

      SECTION 6.1 Survival of Representations and Warranties. (a) Notwithstanding any right of Buyer fully to investigate the affairs of KKI and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of KKI, Hart and HL contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Notwithstanding the foregoing, all representations and warranties of KKI, Hart and HL contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement shall terminate and expire eighteen (18) months after the Closing Date; provided, however, that the liability of KKI or Hart under this Article VI shall not terminate as to any specific claim or claims of the type referred to in Section 6.2 hereof, whether or not fixed as to liability or liquidated as to amount, with respect to which KKI or Hart has been given specific notice on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1(a) and provided, further, that the termination of any such representation and warranty shall not affect the ability of Buyer to seek indemnification under Section 6.2(a)(iii) or 6.2(b)(iii) below.

            (b) All representations and warranties of Buyer shall terminate and expire eighteen (18) months after the Closing Date; provided, however, that the liability of Buyer shall not terminate as to any specific claim or claims of the type referred to in Section 6.3 hereof, whether or not fixed as to liability or liquidated as to amount, with respect to which Buyer has been given specific notice on or prior to the date on which such liability would otherwise terminate pursuant to the terms of this Section 6.1(b).

      SECTION 6.2 Obligation of KKI and Hart to Indemnify. Subject to the provisions of Section 6.5:

            (a) KKI agrees to indemnify, defend and hold harmless Buyer (and its respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, Liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification) (collectively, the "Losses") suffered or incurred by Buyer or any of the foregoing persons arising out of (i) any breach of the representations and warranties of KKI contained in this Agreement or in the Schedules or any Transaction Document, (ii) any breach of the covenants and agreements of KKI contained in this Agreement or in the Schedules or any Transaction Document or (iii) any Excluded Liabilities.

            (b) Hart agrees to indemnify, defend and hold harmless Buyer (and its respective directors, officers, employees, Affiliates, successors and assigns) from and against all Losses suffered or incurred by Buyer or any of the foregoing persons arising out of (i) any breach of the representations and warranties of KKI, Hart or HL contained in this Agreement, (ii) any breach of the covenants and agreements of KKI, Hart or HL contained in this Agreement or in the Schedules or any Transaction Document or (iii) any Excluded Liabilities.

      SECTION 6.3 Obligation of Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless KKI and, to the extent applicable, Hart and HL (and any director, officer, employee, Affiliate or successors and assigns of KKI) from and against any Losses suffered or incurred by KKI or any of the foregoing persons arising out of (i) any breach of the representations and warranties of Buyer or of the covenants and agreements of Buyer contained in this Agreement or in the Schedules or any Transaction Documents or (ii) any Assumed Liabilities.

      SECTION 6.4 Notice and Opportunity to Defend Third Party Claims. (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstance which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Section 6.2 or 6.3 (collectively, the "Indemnifying Party"); provided, however, that the failure to give such notice shall not affect the obligations of any Indemnifying Party hereunder except to the extent it is actually prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

            (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 6.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other; provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 6.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

      SECTION 6.5 Limits on Indemnification. (a) The aggregate amount of Losses under Sections 6.2(a)(i) and 6.2(b)(i) as to which Buyer shall be entitled to indemnification hereunder shall not exceed $1,500,000. Subject to the limitation of the preceding sentence, notwithstanding any other provision of this Agreement or the Employment Agreement and in addition to any other rights and remedies available to Buyer, (i) KKI hereby acknowledges and agrees that Buyer shall have the right of set-off and reduction against any and all Earnout Shares now or hereafter owed to KKI under this Agreement in respect of all Losses specified in
Section 6.2(a) with respect to which Buyer is entitled to indemnification under this Article VI and (ii) Hart hereby acknowledges and agrees that Buyer shall have the right of set-off and reduction against any and all amounts now or hereafter owned to Hart under the Employment Agreement and his proportionate share of any Earnout Shares in respect of all Losses referred to in Section 6.2(b) with respect to which Buyer is entitled to indemnification under this
Article VI. Buyer agrees to notify

KKI or Hart, as the case may be, after any such set-off by Buyer; provided that the failure to give such notice shall not affect the validity thereof.

            (b) KKI and Hart shall not be liable to Buyer for any Loss specified in Section 6.2 above unless the aggregate amount of all such Losses exceeds $50,000 in the aggregate, in which case Buyer shall be entitled to be indemnified for all of its Losses, subject to the provisions of Section 6.5(a) above.

      SECTION 6.6 Adjustment. It is the intent of the parties that any amounts paid under Section 6.2 or 6.3 shall represent an adjustment of the Purchase Price and the parties will report such payments consistent with such intent. Nevertheless, if any payment pursuant to Section 6.2 or 6.3 hereof would be treated by any Tax Authority as other than a Purchase Price adjustment and would, on that basis, be includable in the gross income of the Indemnitee that is reported to such Tax Authority, then such payment shall be increased by the amount necessary so that the Indemnitee is fully and completely indemnified on an after-Tax basis.

      SECTION 6.7 Exclusive Remedy. Except as otherwise explicitly provided in this Agreement or any other Transaction Document, the parties agree that the indemnification provisions of this Article VI shall constitute the parties' sole and exclusive remedies in respect of this Agreement and the Contemplated Transactions (other than Claims in the nature of fraud).

                                   ARTICLE VII

                        SPECIFIC PERFORMANCE; TERMINATION

      SECTION 7.1 Specific Performance. KKI and Buyer acknowledge and agree that, if either party fails to proceed with the Closing in any circumstance other than those described in Section 7.2 below which permits such party to terminate this Agreement, the non-defaulting party will not have adequate remedies at law with respect to such breach and that, in such event, the non-defaulting party shall be entitled, without the necessity or obligation of posting a bond or other security, to commence a suit in equity to obtain specific performance of the defaulting party's obligations under this Agreement. Each party specifically affirms the appropriateness of such injunctive or other equitable relief in any such action and waives any defenses it may have in such action, other than a material breach by the non-defaulting party hereunder.

      SECTION 7.2 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

            (a) By mutual written consent of KKI and Buyer;

            (b) By KKI if (i) there has been a material misrepresentation or breach of warranty on the part of Buyer in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 30 days after written notice thereof from KKI; (ii) Buyer has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 30 days after written notice thereof from KKI; or (iii) any condition to KKI's obligations hereunder becomes incapable of fulfillment through no fault of KKI and is not waived by KKI; provided that, on the date of termination, the conditions to Buyer's obligations hereunder specified in Section 5.3 hereof (other than clauses (h), (i), (j) and (n) (excluding clause (vi)) thereof) shall have been satisfied, and KKI, Hart and HL shall be otherwise ready, willing and able to proceed with the Closing hereunder;

            (c) By Buyer, if (i) there has been a material misrepresentation or breach of warranty on the part of KKI, HL or Hart in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 30 days after written notice thereof from Buyer; (ii) KKI, Hart or HL has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 30 days after written notice thereof from Buyer; or (iii) any condition to Buyer's obligations hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Buyer; provided that, on the date of termination, the conditions to KKI's obligations hereunder specified in Section 5.2 hereof (other than clauses
(c), (d), (e) and (g) thereof) shall have been satisfied, and Buyer shall be otherwise ready, willing and able to proceed with the Closing hereunder;

            (d) By KKI or by Buyer, if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining KKI or Buyer from consummating the Contemplated Transactions is entered and such Order shall have become final and nonappealable; and

            (e) By either KKI or Buyer if the Closing shall not have occurred on or prior to November 30, 1997; provided that, (i) if so terminated by KKI, the conditions specified in the proviso of Section 7.2(b) shall have been satisfied on the date of termination and KKI, Hart and HL shall be then otherwise ready, willing and able to proceed with the Closing, or (ii) if so terminated by Buyer, the conditions specified in the proviso of Section 7.2(c) shall have been satisfied on the date of termination and Buyer shall be then otherwise ready, willing and able to proceed with the Closing.

      SECTION 7.3 Effect of Termination; Right to Proceed. Subject to the provisions of Section 7.1 hereof, in the event that this Agreement shall be terminated pursuant to Section 7.2, all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of any material covenant and agreement imposed upon it hereunder; (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by a party of its obligations hereunder and (iii) that the agreements contained in Sections 4.8 and 4.10 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      SECTION 8.1 Notices. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

                (i)  If to Buyer, one copy to:

                     Premier Parks Inc.
                     122 East 42nd Street, 49th Floor
                     New York, New York  10168
                     Telecopier:  (212) 949-6203
                     Attn: Kieran E. Burke, Chairman and CEO

                     with a copy to:

                     Baer Marks & Upham LLP
                     805 Third Avenue
                     New York, New York  10022
                     Telecopier:  (212) 702-5810
                     Attn:  James M. Coughlin, Esq.

                (ii) If to KKI,HL, Hart or any shareholder of KKI, one copy to:

                     Kentucky Kingdom, Inc.
                     937 Phillips Lane
                     Louisville, Kentucky  40209
                     Telecopier:  (502) 366-8746
                     Attn:  Edward J. Hart
                     with a copy to:

                     Ogden, Newell & Welch
                     1700 Citizens Plaza
                     500 West Jefferson Street
                     Louisville, KY  40202-2874
                     Telecopier:  (502) 581-9564
                     Attn:  Scott W. Brinkman, Esq.

            (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 8.1(a) (with confirmation of transmission) or (ii) if given by any other means, when delivered at the address specified in Section 8.1(a). Any party by notice given in accordance with this Section 8.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

      SECTION 8.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

      SECTION 8.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by KKI and Buyer. The provisions hereof may be waived in writing by the party to be charged therewith. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

      SECTION 8.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Kentucky applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

      SECTION 8.5 Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party without the express written consent of Buyer (in the case of assignment by KKI, HL or Hart) or KKI

(in the case of assignment by Buyer) and any purported assignment, unless so consented to, shall be void and without effect. Notwithstanding the foregoing, the parties agree that Buyer may cause one or more Subsidiaries of Buyer designated by it to carry out all or part of the Contemplated Transactions to be carried out by Buyer (other than the issuance of Buyer Stock). Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

      SECTION 8.6 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

      SECTION 8.7 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

      SECTION 8.8 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

      SECTION 8.9 Third Parties. Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

      SECTION 8.10 Further Assurances. At any time and from time to time after the Closing Date, upon the request of Buyer, KKI, HL and Hart will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer the Interests to be transferred, conveyed and assigned hereunder or to vest in the LLC all of KKI's and HL's rights, title and interest in and to the Assets being conveyed hereunder. KKI, Hart and Buyer will each, respectively, bear their own costs and expenses incurred in compliance with its obligations under this Section 8.10. In addition, at the cost of Buyer, KKI will, at any time and from time to time after the Closing Date, cooperate with Buyer in obtaining all financial information regarding KKI for periods prior to the Closing Date required to be filed or made publicly available by Buyer under the federal securities laws.

       SECTION 8.11 Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Interests, Assets and rights to be transferred hereunder shall not pass to Buyer or the LLC, as the case may be, until the Interests, Assets or rights are transferred at the Closing hereunder.

                                   ARTICLE IX

                                   DEFINITIONS

      SECTION 9.1 Definitions. (a) The following terms, as used herein, have the following meanings:

      "Acquisition Proposal" shall mean any proposal for the acquisition of, or merger or other business combination involving KKI or the LLC or the sale of any equity interest in KKI or the LLC, or the Business or any Assets (including the HL Assets) (except in the ordinary course), other than the transactions contemplated by this Agreement.

      "Affiliate" of any person shall mean any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

      "Agreement" or "this Agreement" shall mean, and the words "herein," "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

      "Assets" shall mean all of the property, assets and rights used, held for use or useful in the Business including:

                  (i) all real property owned and leased by KKI and used in the Business (the "Land"), and all of KKI's rights, title and interest in and to all buildings, improvements and fixtures constructed or located thereon (the "Improvements," and together with Land, the "Real Property");

                  (ii) the rides, machinery, equipment, tools, supplies, spare parts, rolling stock, furniture and other tangible personal property used, held for use or useful in the Business (the "Equipment"), on the Closing Date;

                  (iii) all proceeds from the sale of season passes and any other pre-sold tickets to the Park with respect to periods after the 1997 season of the Park ("Prepaid Deposits") as of the Closing Date;

                  (iv) all patents, patent applications, trade names, trademarks, copyrights, servicemarks, trademark and servicemark registrations and applications

(including, without limitation, all of KKI's rights to use the names "Kentucky Kingdom" and "The Thrill Park" and any derivation thereof), whether or not used in the Business;

                  (v) all of KKI's rights in, to and under trade secrets, formulae and specifications and technical know-how, whether currently being used or under development, including engineering and other drawings, data, design and specifications, product literature and related materials, in each case which are owned or licensed by KKI (together with the intellectual property described in clause (iv), the "Intellectual Property Rights") and all of KKI's books, records and computer programs relating thereto;

                  (vi) all of KKI's rights in, to and under the goodwill of the Business;

                  (vii) KKI's rights under all Contracts listed as such on
Schedule 2.10, including, but not limited to, the Leases and the Assumed Capital Leases (the "Transferred Contracts"), and all prepaid expenses, claims and other prepayments, including security deposits and other retentions held by third parties, with respect to the Transferred Contracts as of the Closing Date;

                  (viii) all of KKI's Inventory, wherever located, with respect to the Business as such exists on the Closing Date;

                  (ix) all of KKI's rights under all governmental licenses, certificates, permits and approvals (the "Permits") relating to or necessary to the lawful conduct of the Business as of the Closing Date, to the extent such Permits are transferable;

                  (x) except as provided in clause (b)(x) below, all warranties, Claims, causes of action, guarantees or similar rights of KKI pertaining to the Assets; and

                  (xi) all books and records relating to the Business and the Assets (whether kept or maintained by KKI or any third party) including, without limitation, copies of lists of customers and suppliers; admission tickets, season passes, records with respect to costs, Inventory and Equipment; business development plans; advertising materials, catalogues, correspondence, mailing lists, photographs, sales materials and records; purchasing materials and records; personnel records with respect to employees of the Business; media materials and plates; sales order files; ledgers and other books of account of KKI; plans, specifications, surveys, appraisals, reports and other materials relating to the Assets; other records required to continue the Business as heretofore and now being conducted by KKI; and all software programs, computer printouts, databases and related items used in the Business.

            (b) The Assets shall exclude the following assets and property (the "Excluded Assets"):

                  (i) all of KKI's rights, title and interest in and to the Transaction Documents;

                  (ii) cash on hand, cash equivalents, investments (including, without limitation, stock, debt investments, options and other instruments and securities) and bank deposits of KKI as of the Closing Date;

                  (iii) all of the accounts receivable of KKI as of the Closing Date;

                  (iv) Tax refunds and recoveries and similar benefits of KKI which relate to any period prior to the Closing Date, and all of KKI's income Tax Returns and records as of the Closing Date;

                  (v) all corporate records of KKI including, without limitation, the stock ledger of KKI and the minute books regarding meetings of the shareholders, directors and director committees of KKI;

                  (vi) KKI's rights under any Employee Benefit Plans;

                  (vii) all of KKI's rights under any Insurance Policies or other Contracts, other than the Transferred Contracts;

                  (viii) all assets relating exclusively to any of KKI's operations, other than the Business;

                  (ix) the capital stock of KK held by KKI and its Affiliates;
and

                  (x) all of KKI's rights, title and interest in and to the Claim entitled Kentucky Kingdom, Inc. vs. Journal Broadcasting of Kentucky, Inc., d/b/a WHAS TV.

      From and after the Reorganization, references in the foregoing definitions of Assets and Excluded Assets to KKI shall also be deemed to be references to the LLC.

      "Assumed Capital Leases" shall mean the Capital Leases of KKI or LLC that Buyer agrees in writing to assume on or prior to the Closing.

      "Assumed Liabilities" shall mean (i) the Assumed Operating Expenses and
(ii) the Liabilities and obligations of KKI (or the LLC) arising and to be performed after the Closing under the Transferred Contracts.

      The term "audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

      "Average Closing Price" shall mean the numerical average of the closing sales price (regular way) per share of Buyer Stock (or, in case no such reported sales takes place on such day the average of the closing bid and asked prices) on the Nasdaq National Market

System, for each of the ten trading days ending two trading days prior to (i) in the case of shares of Buyer Stock issuable under Section 1A.3 (other than the Initial Earnout Shares and the Earnout Shares issuable under Section 1A.3(a)(ii) to the extent provided below), the date such shares are delivered to KKI as provided in such Section, and (ii) in the case of Transaction Shares and the Initial Earnout Shares, the Closing Date, in each case, free and clear of all commissions, obligations, transaction fees or stamp taxes; provided, however, that the Average Closing Price of Earnout Shares issuable under Section 1A.3(a)(ii) shall not exceed $44.00.

      "Buyer Stock" shall mean the shares of common stock, par value $.05 per share, of Buyer.

      "Capital Lease" shall mean any lease required to be capitalized under GAAP.

      "Certificate of Incorporation" shall mean, in the case of any corporation, the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral, and all modifications and amendments thereto and substitutions thereof.

      The term "control," with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

      "Debt" shall mean (i) money borrowed by KKI or the LLC from any person;
(ii) any indebtedness of KKI or the LLC arising under Capital Leases or evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of KKI or the LLC under any leases (other than Capital Leases, the Leases or any other lease relating to real property); (iv) all obligations of KKI, the LLC or HL to pay any sales, use or comparable Taxes in respect of Assets leased under any Capital Leases or leases referred to in clause (iii) above; (v) all obligations of KKI or the LLC in respect of the redemption, repayment or repurchase of any shares of its capital stock (other than the Purchased Shares); (vi) any indebtedness of KKI or the LLC arising under purchase money obligations or representing the deferred purchase price of property and services (other than current trade payables incurred in the ordinary course of the Business); (vii) any Liability of any person secured by a Lien on any of the Assets and (viii) any Liability of KKI or the LLC under any guaranty, letter of credit (or reimbursement obligations with respect thereto), performance credit or other agreement having the effect of assuring a creditor against loss.

      "Environmental Laws" shall mean any and all Laws (including common law), Orders, Permits, agreements or any other requirement or restriction promulgated, imposed, enacted or issued by any federal, state, local and foreign Governmental Bodies relating to the environment, including the emission, discharge or Release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

      "Environmental Liabilities" shall mean any Liabilities, obligations, responsibilities, obligations to conduct remedial actions, losses, damages, punitive damages, consequential damages, costs and other expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies), fines, penalties, and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present, or future, resulting from any claim or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, common law, criminal or civil statute, including any Environmental Law, arising solely out of the ownership, leasing or operation by KKI or its Affiliates (including the LLC) of the Assets or the Business, in connection with environmental conditions at the Park or the manufacture, refining, storage, disposal or treatment of Hazardous Substances by KKI or its Affiliates (including the LLC).

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Excluded Liabilities" shall mean any Liabilities arising out of or in respect of (i) Litigation Claims and (ii) Excluded Tax Liabilities.

      "Excluded Tax Liabilities" shall mean any and all Liabilities for Taxes (other than Tax Liabilities arising out of the Contemplated Transactions that are payable by Buyer hereunder) that are payable by KKI (or its shareholders and Affiliates), the LLC, HL or HL LLC pursuant to the terms of this Agreement or pursuant to Law or that are payable by any such person arising out of events, transactions, facts or circumstances occurring or existing on or prior to the Closing Date.

      "GAAP" shall mean generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

      "Gross Revenues" shall have the meaning given it under GAAP applied on a basis consistent with the audited financial statements of Buyer, provided that there shall be included in Gross Revenues the gross revenues of any person which is conducting business at the Park under any concession Contract. Gross Revenues for any period shall be determined in good faith by Buyer.

      "Hazardous Substances" shall mean any dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, flammable materials, radioactive materials, controlled or toxic substances, any pollutant or contaminant, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner, lessee or operator of the Real Property to any Regulatory Actions or Claims.

      "HL Lease" shall mean (a) those certain five (5) lease agreements dated December 13, 1996, between HL as lessor and KKI as lessee and pertaining to, respectively, the rides known as Chang, the Pirate Ship, the Vampire, the Enterprise and the Giant Wheel, (b) those certain three (3) lease agreements dated May 31, 1997, between HL as lessor and KKI as lessee and pertaining to, respectively, the rides known as Playmania, the Starcastle Voyage Carousel and the Go Karts and (c) any other lease agreements existing on the date of this Agreement pursuant to which KKI leases Assets as to which HL acquires the interests of the Lessor thereunder, all such acquisitions to be in form and substance reasonably acceptable to Buyer.

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Inventory" shall mean, as of any date, collectively, all inventories of prize materials, food, beverages (alcoholic and nonalcoholic), merchandise, and other products owned by KKI or the LLC and held for resale or for distribution, together with packaging and samples thereof, operating supplies and spare or maintenance parts owned by KKI or the LLC as of such date.

      "IRS" shall mean the Internal Revenue Service.

      "Leases" shall mean (i) the Amended and Restated Lease Agreement, dated as of February 21, 1996, between KKI and The Commonwealth of Kentucky, State Property and Buildings Commission, Finance and Administration Cabinet and State Fair Board (the "State Fair Lease"), (ii) the undated and unsigned letter of intent, between KKI and University of Louisville Athletic Association, Inc.,
(iii) Commercial Lease, dated April 5, 1990, between First Kentucky Trust Company, as residual trustee under the will of Frederick W. Kingery and 227+1, Ltd., d/b/a Kentucky Kingdom Amusement Park, predecessor in interest to KKI, together with the Environmental Supplement thereto, dated

April 5, 1990, and the Addendum thereto and the Second Addendum thereto, dated March 9, 1995 (collectively, the "Kingery Lease") and (iv) the Lease, dated June 24, 1996, between KKI and Mary Lou Collins.

      "Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals and including any Loss of Tax deductions or other benefits that would have been available in a cash purchase of the Assets of KKI and HL for their fair market value as reflected on Schedule 2.13B).

      "Lien" shall mean, with respect to any asset, any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, or encumbrance of any kind in respect of or affecting such asset.

      "Litigation Claims" shall mean any and all Claims (i) against KKI, HL, the LLC, HL LLC, the Assets or the Business, whether asserted prior to or after the Closing Date, arising out of events, transactions, facts or circumstances occurring or existing on or prior to the Closing Date (other than Claims arising out of Assumed Liabilities) to the extent that the aggregate amount of Losses in respect thereof exceeds the accrual therefor specified in Exhibit 1A.2A or (ii) by any shareholder of KKI, member of HL or any Representative or Affiliate thereof, or any Contractor of KKI, whether arising prior to or after the Closing, that challenges the validity, legality or fairness of the Contemplated Transactions, any actions of KKI, HL or Hart taken in connection therewith, or the adequacy or fairness of the Purchase Price or any other terms of the Contemplated Transactions.

      "Net Operating Expenses" shall mean the excess of (A) all operating expenses of the Business appearing on any approved expenses schedule delivered under Section 4.21 that are paid and incurred by KKI or the LLC subsequent to November 3, 1997 and prior to the Closing, other than (i) principal, interest and other payments on any Debt and (ii) any Liability or obligation of the type reflected on Exhibit 1A.2A over (B) all cash received (excluding proceeds of Receivables existing at November 3, 1997) and Receivables generated by the Business subsequent to November 3, 1997 and prior to the Closing.

      The term "person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

      "Regulatory Actions" shall mean any Claim, demand, action, suit, summons, citation, directive, investigation, litigation, inquiry, enforcement action, Lien, encumbrance, restriction, settlement, remediation, response, clean-up or closure arrangement or other remedial obligation or proceeding brought or instigated by any Governmental Body in connection with any Environmental Law, including, without limitation, the listing of the


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

Real Property on any list of contaminated or potentially contaminated sites or potential or verified Hazardous Waste sites under any Environmental Law, civil, criminal and/or administrative proceedings, whether or not seeking costs, damages, penalties or expenses.

      "Release" shall mean the intentional or unintentional, spilling, leaking, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, escaping, or any other release or threatened release to or from, however defined, any Hazardous Substance in violation of any Environmental Law.

      "Subsidiary" of KKI or Buyer shall mean any person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by KKI or Buyer.

      "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i)(A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with (B) any interest, penalty, addition to tax, fine or other additional amount imposed thereon or with respect thereto by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax and interest in respect of such penalties, additions to tax, fines or additional amounts, in each case, with respect to KKI, HL, the LLC, HL LLC, the Business or the Assets (or the transfer thereof);
(ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of any such person being a member of an affiliated or combined group with any other corporation at any time on or prior to the Closing Date and (iii) any liability of any such person for the payment of any amounts of the type described in the immediately preceding clause
(i) as a result of a contractual obligation to indemnify any other person.

      "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

      "Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.


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

            (c) The following terms are defined in the following sections of this Agreement:

      Term                                      Section
      ----                                      -------

      Annual Statements                         2.5(a)
      Applications                              4.13
      Asserted Liability                        6.4(a)
      Assumed Operating Expenses                4.21
      Assumption Agreement                      5.2(g)
      Audited Statements                        2.5(a)
      Bills of Sale                             5.3(n)
      Business                                  Recital
      Buyer                                     Recital
      Buyer Filings                             4.22
      Buyer Loan                                4.23
      Buyer Reports                             3.5
      Buyer Required Consents                   3.2
      Claims                                    2.12
      Claims Notice                             6.4(a)
      Closing                                   1A.4
      Closing Date                              1A.4
      Closing Payment                           1A.2(a)
      Condition of the Business                 2.8
      Confidential Information                  4.9(b)
      Contemplated Transactions                 2.1
      Debt Payment                              1A.2(b)
      Earnout Payments                          1A.3(a)
      Earnout Shares                            1A.3(c)
      Election                                  4.18(a)
      Employee Benefit Plan                     2.14(a)
      Employment Agreement                      5.2(e)
      Entity                                    2.14(a)
      Entity Plans                              2.14(c)
      Escrow Agent                              1A.3(d)
      Escrow Agreement                          1A.3(d)
      Escrow Shares                             1A.3(d)
      Governmental Bodies                       2.17
      Group                                     2.14(a)
      Hart                                      1.1(a)
      HL                                        Recital
      HL Assets                                 1.1(b)
      HL Interests                              1.1(b)
      HL Liabilities                            1.1(b)
      HL LLC                                    1.1(b)
      HL Shares                                 1A.2(b)

      Indemnifying Party                        6.4(a)
      Indemnitee                                6.4(a)
      Initial Earnout Shares                    1A.3(a)
      Insurance Policies                        2.16
      Interests                                 1.1(a)
      Interim Statements                        2.5(a)
      KK                                        2.3
      KKI                                       Recital
      KKI Note                                  1.1(c)
      KKI Required Consents                     2.2
      Latest Balance Sheet                      2.6
      Latest Balance Sheet Date                 2.6
      Laws                                      2.17
      Lease Documents                           5.3(n)
      Liability Payment                         1A.2(b)
      LLC                                       1.1(a)
      Losses                                    6.2(a)
      Meeting                                   4.25
      Merger                                    1.1(d)
      Net Proceeds                              1A.2(b)
      1997 Bonuses                              4.12(c)
      Nonaccredited Shareholder                 1A.2(c)
      Orders                                    2.17
      Park                                      Recital
      Percentage Rent                           1.1(f)
      Percentage Share                          1A.2(c)
      Permitted Liens                           2.9(a)
      Proceeds Shares                           1A.2(c)
      Purchase Price                            1A.2(b)
      Receivables                               4.14
      Registration Rights Agreement             1A.2(c)
      Reorganization                            1.1(e)
      Representatives                           4.2
      Retained Liabilities                      1.1(f)
      Retired Debt                              1A.2(b)
      Section 338   Forms                       4.18(b)
      Securities Act                            1A.2(c)
      Shareholders                              Recital
      Tanks                                     2.19(d)
      Term                                      4.9(a)
      Transaction Shareholders                  1A.2(c)
      Transaction Shares                        1A.2(c)
      Transferred Employees                     4.12(a)
      Transferred Liabilities                   1.1(a)


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

      SECTION 9.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 9.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 9.1, and those accounting terms used in this Agreement not defined in Section 9.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."


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

      IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date set forth above.

                                        KENTUCKY KINGDOM, INC.


                                        By: /s/ Edward J. Hart
                                            --------------------------------
                                            Edward J. Hart
                                            President

                                        PREMIER PARKS INC.


                                        By: /s/ James F. Dannhauser
                                            --------------------------------
                                            James F. Dannhauser
                                            Chief Financial Officer

                                        /s/ Edward J. Hart
                                        ------------------------------------
                                        EDWARD J. HART


                                        HART-LUNSFORD ENTERPRISES, LLC


                                        By: /s/ Edward J. Hart
                                            --------------------------------
                                            Edward J. Hart
                                            Administrative Member


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